UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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SEAWORLD ENTERTAINMENT, INC.

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9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

April 26, 2019

Dear Fellow Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) to be held on Wednesday, June 12, 2019 at 11:00 a.m., Eastern Daylight Time. For your convenience, we are pleased that the Annual Meeting will be a completely virtual meeting, which will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/SEAS2019.

As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about April 26, 2019 to our stockholders of record at the close of business on April 15, 2019. The notice contains instructions on how to access our Proxy Statement and 2018 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.

Your vote is important to us. Whether or not you plan to attend the Annual Meeting, we strongly urge you to cast your vote promptly. You may vote over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

Thank you for your continued support of SeaWorld Entertainment, Inc.

Sincerely,

Yoshikazu Maruyama

Chairperson of the Board of Directors

Gustavo (Gus) Antorcha

Chief Executive Officer

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2019

Notice is hereby given that the 2019 Annual Meeting of Stockholders of SeaWorld Entertainment, Inc. (the “Annual Meeting”) will be held on Wednesday, June 12, 2019 at 11:00 a.m., Eastern Daylight Time. You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/SEAS2019. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting. The Annual Meeting will be held for the following purposes:

(1)	To elect the seven director nominees listed herein.

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.

(3)	To approve, in a non-binding advisory vote, the compensation paid to the named executive officers.

(4)	To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record at the close of business on April 15, 2019, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time.

You have three options for submitting your vote before the Annual Meeting:

•	Internet, through computer or mobile device such as a tablet or smartphone;

•	Telephone; or

•	Mail.

Please vote as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Wednesday, June 12, 2019: The Proxy Statement and 2018 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2018, are available at www.proxyvote.com.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

April 26, 2019

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2019

GENERAL INFORMATION

Why am I being provided with these materials?

We have made these proxy materials available to you via the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of SeaWorld Entertainment, Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 12, 2019 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Georgeson LLC, directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. You are invited to attend the Annual Meeting and vote your shares via the Internet in accordance with the instructions at www.virtualshareholdermeeting.com/SEAS2019.

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting:

•	Proposal No. 1: Election of the seven director nominees listed in this Proxy Statement (the “Nominee Proposal”).

•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019 (the “Ratification Proposal”).

•	Proposal No. 3: Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers (the “Say-on-Pay Proposal”).

Who is entitled to vote?

Stockholders as of the close of business on April 15, 2019 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 84,191,420 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);

•

Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.

What constitutes a quorum?

The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).

What is a “broker non-vote”?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, each of the Nominee Proposal and Say-on-Pay Proposal are considered non-discretionary matters and a broker will lack the authority to vote shares at his/her discretion on such proposals. The Ratification Proposal is considered a discretionary matter and a broker will be permitted to exercise his/her discretion.

How many votes are required to approve each proposal?

With respect to the election of the Nominee Proposal, each director is elected at the Annual Meeting by the vote of the majority of the votes cast with respect to such director’s election, which means that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election. If any incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our bylaws require that such person offer to tender his or her resignation to the Board and that the Nominating and Corporate Governance Committee make a recommendation to the Board on whether to accept or reject such resignation or whether other action should be taken.

With respect to the Ratification Proposal and the Say-on-Pay Proposal, approval of each proposal requires a vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

While the Say-on-Pay Proposal is advisory in nature and non-binding, the Board will review the voting results and expects to take it into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the Nominee Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have no effect on the outcome of the Nominee Proposal.

With respect to the Ratification Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Ratification Proposal.

With respect to the Say-on-Pay Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will be counted as a vote “AGAINST” the Say-on-Pay Proposal. Broker non-votes will have no effect on the outcome of the Say-on-Pay Proposal.

If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

Who will count the vote?

Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board set forth in this Proxy Statement.

•	“FOR” the Ratification Proposal.

•	“FOR” the Say-on-Pay Proposal.

How can I attend and vote at the Annual Meeting?

We will be hosting the Annual Meeting live via audio webcast. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/SEAS2019. If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/SEAS2019;

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/SEAS2019 on the day of the Annual Meeting;

•	Webcast starts at 11:00 a.m. Eastern Daylight Time;

•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet;

•	You will need your 16-Digit Control Number to enter the Annual Meeting; and

•	Webcast replay of the Annual Meeting will be available until June 12, 2020.

Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?

The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost. We believe that holding the Annual Meeting online provides the opportunity for participation by a broader group of stockholders while reducing environmental impacts and the costs associated with planning, holding and arranging logistics for in-person meeting proceedings.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:

•	providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;

•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and

•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

How can I vote my shares without attending the Annual Meeting?

If you are a stockholder of record, you may vote by granting a proxy. Specifically, you may vote:

•

By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

•

By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

•

By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on June 11, 2019 for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 11, 2019.

What does it mean if I receive more than one Notice on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.

May I change my vote or revoke my proxy?

You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting via the Internet and voting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Company has also retained Georgeson LLC to assist with the solicitation of proxies for a fee not to exceed $6,500, plus reimbursement for out-of-pocket expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

At our 2016 Annual Meeting, our stockholders adopted an amendment to our Amended and Restated Certificate of Incorporation to phase in the declassification of our Board. The declassification process has been completed. As a result, the entire Board will be elected on an annual basis beginning with the 2019 Annual Meeting of Stockholders.

Deborah M. Thomas and Donald C. Robinson will retire at the expiration of their current terms at the Annual Meeting. Based on the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors resolved to decrease the number of directors comprising the entire Board from nine to seven upon the expiration of Ms. Thomas and Mr. Robinson’s terms. Accordingly, the Board of Directors has considered and nominated the following slate of nominees for a one-year term expiring in 2020: Gustavo (Gus) Antorcha, Ronald Bension, William Gray, Yoshikazu Maruyama, Thomas E. Moloney, Scott I. Ross, and Yongli Wang. Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this proxy statement intend to vote the proxies held by them for the election of Gustavo (Gus) Antorcha, Ronald Bension, William Gray, Yoshikazu Maruyama, Thomas E. Moloney, Scott I. Ross and Yongli Wang. If any of the nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board of Directors in 2019

The following information describes the offices held and other business directorships of each director nominee. In addition, each of our director nominees maintains a significant ownership interest in the Company in accordance with our stock ownership policy for directors, which is described below under “Director Compensation for Fiscal 2018—Stock Ownership Guidelines.” Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Nominees for Election:

Name	Age	Principal Occupation and Other Information
Gustavo (Gus) Antorcha	44	Gustavo (Gus) Antorcha has been a director and Chief Executive Officer of the Company since February 2019. Prior to joining the Company, Mr. Antorcha served as Chief Operating Officer of Carnival Cruise Lines, a subsidiary of Carnival Corporation & PLC, the world’s largest leisure travel company. Mr. Antorcha joined Carnival Cruise Lines in 2010 as Senior Vice President Guest Commerce and also served as Senior Vice President Hotel Operations. Prior to Carnival Cruise Lines, Mr. Antorcha was a Partner and Managing Director of The Boston Consulting Group, a global management consulting firm he joined in 1996. Mr. Antorcha received a Master of Business Administration degree from Stanford University and a Bachelor of Arts degree in economics from Duke University.

Name	Age	Principal Occupation and Other Information

Ronald Bension Committees Audit Nominating and Corporate Governance Revenue	64	Ronald Bension has been a director of the Company since April 2016. Mr. Bension has been the President of House of Blues Entertainment, LLC at Live Nation Entertainment, Inc. since November 2010. Prior to that, he served as Chief Executive Officer of TicketsNow.com, Inc. from January 2010 to November 2010. During his more than 40-year career, he has led several major recreation, entertainment and e-commerce companies to financial and strategic success. Mr. Bension served as Chairman and Chief Executive Officer of Universal Studios Recreation Group, a unit of Universal Studios, from 1990 to 1996. He also served as the Chief Executive Officer of Sportnet at Wasserman Media Group, LLC from February 2008 to June 2009, Chief Executive Officer of Tickets.com, Inc. from December 2001 to May 2006 and Chief Executive Officer of GameWorks, LLC from 1999 to 2001. Mr. Bension received a Bachelor of Science in Criminal Justice from California State University, Los Angeles.

William Gray Committees Compensation Nominating and Corporate Governance Revenue	67	William Gray has been a director of the Company since December 2014. He currently serves as Co-Founder and Executive Director of Hulls Highway Consulting. Mr. Gray has been a Senior Advisor to The Blackstone Group LP since 2010. Mr. Gray served as Co-Chief Executive Officer and Vice Chairman of Ogilvy North America of Ogilvy & Mather Worldwide from 2005 to 2009. Mr. Gray served as the President of Ogilvy Mather Advertising New York from 1997 to 2005. He joined Ogilvy & Mather, Inc. in 1978 as an Assistant Account Executive. Mr. Gray is currently a director of Crocs, Inc. (Nasdaq) and HealthMarkets, Inc. He served on the board of Harleysville Group Insurance (Nasdaq) from 2007 to 2011, the board of trustees of The Century Family of Mutual Funds from 2006 to 2018 and the board of directors of Zinio Publishing Group. He has also been a trustee of the New York Public Library since 1997. He received his MBA from the University of Virginia’s Darden School and a BA from Harvard College.

Name	Age	Principal Occupation and Other Information

Yoshikazu Maruyama Committees Revenue (Chair)	48	Yoshikazu Maruyama has served as Chairman of the Board since February 2019, a role he returned to after serving as interim Executive Chairman of the Board of Directors between February 2018 and February 2019. He has been a director of the Company since June 2017 and served Chairman of the Board from September 2017 until February 2018. Mr. Maruyama provides consulting services in the leisure industry, including to ZHG Group, a real estate development and diversified leisure and tourism company in Asia. Prior to that, Mr. Maruyama served as Global Head of Location Based Entertainment for DreamWorks Animation SKG, where he served from August 2010 until March 2017. From June 2004 to January 2009, he served as Chief Strategy Officer and was elected to the Board of Directors of USJ Co., Ltd, owner and operator of Universal Studios Japan theme park. Mr. Maruyama held multiple positions at Universal Parks and Resorts from June 1995 to June 2004, including Senior Vice President of International Business Development and Vice President of Strategic Planning. Mr. Maruyama took a hiatus from Universal Park & Resorts to support the startup of eToys, an online toy retailer in 1999. Mr. Maruyama also served as a Financial Analyst at J.P. Morgan & Co. from July 1992 to June 1995. Mr. Maruyama holds a Bachelor of Science degree in Operations Research from Columbia University in New York. Mr. Maruyama also serves on the boards of The Buckley School and Make-A-Wish Greater Los Angeles, both nonprofit organizations.

Thomas E. Moloney Committees Audit Compensation (Chair)	75	Thomas E. Moloney has been a director of the Company since January 2015. Mr. Moloney served as the interim Chief Financial Officer of MSC—Medical Services Company (“MSC”) from December 2007 to March 2008. He retired as the Senior Executive Vice President and Chief Financial Officer of John Hancock Financial Services, Inc. in December 2004. He had served in that position since 1992. Mr. Moloney served in various other roles at John Hancock Financial Services, Inc. during his tenure from 1965 to 1992, including Vice President, Controller, and Senior Accountant. Mr. Moloney also previously served as a director of MSC from 2005 to 2012. Mr. Moloney serves on the Board of Directors of Genworth Financial, Inc. (NYSE) and also serves on the boards of Nashoba Learning Group and the Boston Children’s Museum (past Chairperson), both non-profit organizations. Mr. Moloney received a B.A. in Accounting from Bentley University and holds an Executive Masters Professional Director Certification (Silver Level) from the American College of Corporate Directors Group.

Name	Age	Principal Occupation and Other Information

Scott I. Ross Committees Revenue	39	Scott I. Ross has been a director of the Company since November 2017. Mr. Ross is the Managing Partner and founder of Hill Path Capital LP (“Hill Path”). Prior to founding Hill Path in 2014, Mr. Ross served as a Partner at Apollo Global Management, LLC, a firm he joined in 2004, where he was responsible for leading private equity and debt investments in the lodging, leisure, entertainment, consumer and business services sectors. Mr. Ross also held various investment roles at Goldman, Sachs & Co. and Shumway Capital Partners. Mr. Ross is a director of Great Wolf Resorts, Inc. and previously served as a director of CEC Entertainment, Inc. (parent company of Chuck E. Cheese’s) and EVERTEC, Inc. Mr. Ross graduated magna cum laude from Georgetown University in 2002 with a B.A. degree in Economics and was elected to Phi Beta Kappa.

Yongli Wang	48	Yongli Wang has been a director of the Company since June 2017. Mr. Wang currently serves as an advisor to ZHG Group and served as Chief Strategy Officer for ZHG Group from 2017 to March 2019, where he was primarily responsible for managing all overseas strategic activities, particularly with regard to major investments in the U.S. and Asia. Prior to that, Mr. Wang served as a Managing Director of Rothschild China, where he led several large cross-border merger and acquisition (“M&A”) transactions from 2015 to 2017. From 2014 to 2015, Mr. Wang served as a Vice President for Royal DSM N.V., a global health, nutrition, and materials company headquartered in the Netherlands. Previously, Mr. Wang served as a Managing Director for HSBC China, where he executed multiple scale crossborder M&A transactions and initial public offerings, from 2010 to 2014. From 2009 to 2010, Mr. Wang served as a Vice President and Head of Global Investment and M&A for Sinochem Group. Previously, Mr. Wang served in various capacities for Lanxess from 2003 to 2008, including as President and Founding CEO of Lanxess China and as Managing Director of Lanxess Hong Kong. From 1996 to 2003, Mr. Wang served as a Director and Head of Strategy for Bayer China. Mr. Wang holds a Bachelor degree in Computer Science from Fudan University and a Master’s in Business Administration from the Executive program at China Europe International Business School.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

RETIRING DIRECTORS

The following information describes the offices held and other business directorships of each retiring director. In addition, each of our retiring directors maintains a significant ownership interest in the Company in accordance with our stock ownership policy for directors, which is described below under “Director Compensation for Fiscal 2018—Stock Ownership Guidelines.” Beneficial ownership of equity securities of the retiring directors is shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information
Deborah M. Thomas Committees Audit (Chair) Compensation	55	Deborah M. Thomas has been a director of the Company since November 2013. Ms. Thomas currently serves as the Chief Financial Officer of Hasbro, Inc. Prior to her appointment in 2009 as Hasbro’s Chief Financial Officer, Ms. Thomas served as Senior Vice President and Head of Corporate Finance for Hasbro from 2007 to 2009. Ms. Thomas also served as Hasbro’s Corporate Controller and has held positions of increasing responsibility since joining Hasbro’s Finance Department in 1998. Prior to joining Hasbro, Ms. Thomas held Assurance positions at KPMG Peat Marwick, LLP from 1986 through 1998, in the United States and in the United Kingdom. Ms. Thomas holds a bachelor’s degree from Providence College, where she currently serves on the President’s Advisory Council, and is a CPA.

Donald C. Robinson Committees Nominating and Corporate Governance (Chair) Revenue	66	Donald C. Robinson has been a director of the Company since June 2016 and was appointed independent Lead Director in October 2017. Mr. Robinson is retired. Until, 2018, he owned a hospitality consulting firm, Potcake Holdings, LLC. Prior to that, Mr. Robinson served as the President and Chief Operating Officer of All Aboard Florida, the country’s first privately owned intercity passenger rail system that will connect South Florida to Orlando, where he served from March 2012 until December 2014. From February 2006 to September 2012, he served as President of Baha Mar Ltd., a luxury resort company. Previously, Mr. Robinson served in various capacities for The Walt Disney Company from June 1972 to January 2006, including as Group Managing Director and Executive Vice President of Hong Kong Disneyland from 2001 to 2006, as Senior Vice President of Operations at Walt Disney World Operations from 1998 to 2001, as Senior Vice President/Vice President of Walt Disney World Resorts from 1995 to 1998, and as Opening General Manager of Disney’s All-Star Resorts, Walt Disney World, from 1993 to 1995. Mr. Robinson currently serves as a director of Denny’s Corporation (Nasdaq), chairing their nominating and governance committee. Mr. Robinson holds a Bachelor of Science degree in microbiology from the University of Central Florida, and completed coursework through the Master’s in Business Administration program at Rollins College. Mr. Robinson is a NACD board fellow.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Revenue Committee.

Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. In 2016, the Company adopted a majority voting standard for director elections and in 2019, the Company completed the process to declassify its Board, both of which were approved by our stockholders.

Engagement with Stockholders

Our Board and management value the perspectives of our stockholders and work to provide our stockholders with continuous and meaningful engagement. During 2018, outreach to our stockholders was a top priority for our Interim Chief Executive Officer, Chief Financial Officer (“CFO”) and Vice President of Investor Relations. We held one-on-one meetings with stockholders and potential investors from the United States as well as overseas. In addition, we have calls with stockholders on a regular basis, review correspondence submitted by stockholders to management and/or the Board and have discussions with proxy advisory services on various topics including implementing best practices in executive compensation and corporate governance. The Board and its committees received regular feedback on these meetings.

Our Board has also proactively taken steps to continue to ensure best governance practices, refresh its membership, and deepen its relevant experience, including:

•	adding two new, highly-qualified independent directors to the Board in 2016, both with extensive theme park and entertainment experience;

•

eliminating the classified board structure, adopting a majority voting standard for uncontested director elections, and establishing compensation plans which emphasize longer term performance-based compensation and provide a more balanced scorecard of performance metrics;

•	appointing Mr. Maruyama to serve as interim Executive Chairman of the Board to serve as a resource to the Company’s interim CEO until a permanent CEO was appointed by the Board; and

•	having an independent Chairman of the Board and an independent Lead Director.

Consistent with our approach of proactively engaging stockholders, in the second half of 2018, our Board and its Compensation Committee launched a strategic stockholder engagement program with investors focused on compensation issues. Various members of management, the Board’s independent compensation consultant, the Lead Director and the Chairman of the Compensation Committee participated in calls with stockholders. Through this process, the Company reached out to stockholders representing over 81% of its outstanding shares and had discussions with stockholders representing over 61% of its outstanding shares, which included our two largest stockholders.

Communications with the Board

As described in the Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, Nominating and Corporate Governance or Revenue Committees or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. Such communications may be done confidentially or anonymously.

Director Independence and Independence Determinations

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.

The Board has established guidelines of director independence to assist it in making independence determinations, which conform to the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines (which may be found on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com), the Board of Directors will consider all relevant facts and circumstances in making an independence determination. The Board’s policy is to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the independence guidelines, the Board will determine in its judgment whether such relationship is material.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made a recommendation to our Board regarding director independence. As a result of this review, our Board affirmatively determined that each of Messrs. Bension, Gray, Maruyama, Moloney, Robinson, Ross and Wang and Ms. Thomas is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and for purposes of applicable NYSE standards, including with respect to committee service. Our Board has also determined that each member of our Audit Committee (Messrs. Bension and Moloney and Ms. Thomas) is “independent” for purposes of NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that each member of our Compensation Committee (Messrs. Gray and Moloney and Ms. Thomas) is “independent” for purposes of NYSE listing standards and Section 10C(a)(3) of the Exchange Act.

Board Structure

In September 2017, the Board elected Mr. Maruyama to serve as our Non-Executive Chairman and appointed Mr. Robinson to serve as our independent Lead Director. Mr. Maruyama also served as our interim Executive Chairman following the departure of Joel K. Manby, our former President and Chief Executive Officer from February 2018 to February 2019. Our Corporate Governance Guidelines provide for the position of Lead Director whenever the Chairman of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an independent director, or the Board otherwise determines it is appropriate to elect a Lead Director. In accordance with our Corporate Governance Guidelines, the Lead Director is responsible for helping to assure appropriate oversight of Company management by the Board and optimal functioning of the Board. The independent directors elect the Lead Director from among the independent directors. A more complete description of the role of Lead Director is set forth in our Corporate Governance Guidelines.

The Chief Executive Officer position is separate from the Chairman position. Until his departure in February 2018, Joel K. Manby served as our Chief Executive Officer and a member of the Board while Mr. Maruyama served as our Non-Executive Chairman. Following Mr. Manby’s departure, John T. Reilly served as our Interim Chief Executive Officer and Mr. Maruyama served Executive Chairman of the Board from February 2018 through February 2019. The Board believed that at that time, this structure allowed Mr. Reilly to focus on the Company’s day-to-day operations as well as strategic opportunities and planning. In February 2019, the Board appointed Gustavo (Gus) Antorcha as our Chief Executive Officer and elected him to serve as a member of our Board and Mr. Maruyama resumed his role as Non-Executive Chairman. Our Board believes that this leadership structure is appropriate for us at this time as this structure encourages the free and open dialogue of competing views and provides for strong checks and balances.

Board Committees and Meetings

The following table summarizes the current membership of each of the Board’s Committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Revenue Committee
Gustavo (“Gus”) Antorcha
Ronald Bension	X		X	X
William Gray		X	X	X
Yoshikazu Maruyama				X, Chair
Thomas E. Moloney	X	X, Chair
Donald C. Robinson			X, Chair	X
Scott I. Ross				X
Deborah M. Thomas	X, Chair	X
Yongli Wang

All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. Four of the directors then in office attended the Company’s 2018 Annual Meeting of Stockholders. During 2018, the Board held ten meetings. During 2018, (i) the Audit Committee held eleven meetings; (ii) the Nominating and Corporate Governance Committee held seven meetings; (iii) the Compensation Committee held nine meetings; and (iv) the Revenue Committee held ten meetings. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Following an assessment of the Board’s standing committees, in April 2018, the Board eliminated its Regulatory & Governmental Affairs Committee in order to make our governance structure more efficient. Most of the responsibilities of the Regulatory & Governmental Affairs Committee were assumed by the Audit Committee given their key role in the oversight of the Company’s risk management policies and procedures, while the remainder were assumed by the full Board. The Regulatory & Governmental Affairs Committee met once in 2018 and was responsible for (i) reviewing and discussing with management the Company’s guidelines and policies with respect to regulatory risk assessment, regulatory risk management and measures taken to address such risks; (ii) periodically, reviewing and discussing with the Company’s General Counsel and/or the Company’s Senior Corporate Affairs Officer any regulatory matter that could have a significant impact on the Company’s business; and (iii)  overseeing the strategic goals, objectives, progress and direction of the Company’s governmental regulatory affairs.

Committee Membership

Audit Committee

All members of the Audit Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Ms. Thomas and Mr. Moloney qualify as audit committee financial experts as defined by applicable U.S. Securities and Exchange Commission (the “SEC”) regulations. The Board reached its conclusion as to Ms. Thomas’ qualification based on, among other things, Ms. Thomas’ experience as the Chief Financial Officer of Hasbro, Inc. The Board reached its conclusion as to Mr. Moloney’s qualification based on, among other things, Mr. Moloney’s experience as the Chief Financial Officer of John Hancock Financial Services. During the course of 2018, our Audit Committee consisted of Messrs. Bension and Moloney and Ms. Thomas, with Ms. Thomas serving as Chair of the Audit Committee.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Audit Committee Charter, and include the following:

•

carrying out the responsibilities and duties delegated to it by the Board, including its oversight of our financial reporting policies, our internal controls and our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	selecting our independent registered public accounting firm and reviewing and evaluating its qualifications, performance and independence;

•	reviewing and pre-approving the audit and non-audit services and the payment of compensation to the independent registered public accounting firm;

•

reviewing reports and material written communications between management and the independent registered public accounting firm, including with respect to major issues as to the adequacy of the Company’s internal controls;

•	reviewing the work of our internal audit function; and

•	reviewing and discussing with management and the independent registered public accounting firm our guidelines and policies with respect to risk assessment and risk management.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements prior to inclusion in our Annual Report on Form 10-K and our quarterly financial statements prior to inclusion in our quarterly reports on Form 10-Q or other public dissemination in accordance with applicable rules and regulations of the SEC.

On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.

Compensation Committee

All members of the Compensation Committee are “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular. During the course of 2018, our Compensation Committee consisted of Messrs. Gray and. Moloney and Ms. Thomas, with Mr. Moloney serving as Chair of the Compensation Committee.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Compensation Committee Charter, and include the following:

•	establishing and reviewing the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;

•

evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	considering policies and procedures pertaining to expense accounts of senior executives;

•

reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;

•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and

•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of the Compensation Discussion and Analysis and recommending to the Board its inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC. The charter of the Compensation Committee permits the Compensation Committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction.

Compensation Committee Interlocks and Insider Participation

During the course of 2018, our Compensation Committee consisted of Messrs. Gray and Moloney and Ms. Thomas. None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of our Company. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Governance Committee are “independent,” consistent with our Corporate Governance Guidelines and the applicable NYSE listing standards. During the course of 2018, our Nominating and Corporate Governance Committee consisted of Messrs. Gray, Bension and Robinson, with Mr. Robinson serving as Chair of the Nominating and Corporate Governance Committee. The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Nominating and Corporate Governance Committee Charter, and include the following:

•	establishing the criteria for the selection of new directors;

•	identifying and recommending to the Board individuals to be nominated as directors;

•	evaluating candidates for nomination to the Board, including those recommended by stockholders;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	considering questions of independence and possible conflicts of interest of members of the Board and executive officers;

•	reviewing and recommending the composition and size of the Board;

•	overseeing, at least annually, the evaluation of the Board and management;

•	recommending to the members of the Board to serve on the committees of the Board and, where appropriate, recommending the removal of any member of any of the committees; and

•	periodically reviewing the charter, composition and performance of each committee of the Board and recommending to the Board the creation or elimination of committees.

Revenue Committee

During 2018, the Revenue Committee, consisted of Messrs. Bension, Gray, Robinson, Maruyama and Ross, with Mr. Maruyama serving as Chair of the Revenue Committee. The Revenue Committee met ten times during 2018. The duties and responsibilities of the Revenue Committee are set forth in its charter, and include the following:

•	reviewing and providing guidance to management with respect to the Company’s short-term and long-term revenue growth strategies and the Company’s implementation of strategic decisions; and

•

periodically, reviewing and evaluating the Company’s progress in implementing its short-term and long-term strategic revenue growth plans, discussing appropriate modifications to such plans to reflect changes in market or business conditions and discussing any other strategic concerns of the Board and/or management that are consistent with the purposes of the Revenue Committee as set forth in its charter.

Special Committees

From time to time the Board may form and appoint members to special committees with responsibility to address topics designated at the time of such committee formation. During 2018, the Board had two special committees, Special Committee (Regulatory Investigations) comprised of independent directors with respect to such inquiries and Special Committee (CEO Search).

Oversight of Risk Management

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. Each of the other Board committees considers risks related to matters within the scope of its responsibilities as part of its regular meeting agendas, and the committee chairs report to the full Board regarding matters considered by their committees following each committee meeting. In addition, our Board receives periodic detailed operating performance reviews from management.

Compensation Committee Risk Assessment

With the assistance of W.T. Haigh & Company, Inc. (“Haigh”), the Compensation Committee’s independent compensation consultant, the Compensation Committee conducted a comprehensive compensation risk assessment. The assessment focused on the design and application of the Company’s executive and non-executive compensation programs and whether such programs encourage excessive risk taking by executive officers and other employees. Based on the outcomes of this assessment, the Compensation Committee believes, and Haigh concurs, that the Company’s compensation programs (i) do not motivate our executive officers or our nonexecutive employees to take excessive risks, (ii) are designed to encourage behaviors aligned with the long-term interests of stockholders, and (iii) are not reasonably likely to have a material adverse effect on the Company.

Cybersecurity Risk

With respect to cybersecurity risk oversight, our Board of Directors and our Audit Committee receive periodic updates from the appropriate managers on the primary cybersecurity risks facing the Company and the measures the Company is taking to mitigate such risks. In addition to such periodic reports, our Board of Directors and our Audit Committee receive updates from management as to changes to the Company’s cybersecurity risk profile or significant newly identified risks.

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors. The Non-Executive Chairman or Lead Director presides at the executive sessions. The Audit, Compensation, Nominating and Corporate Governance and Revenue Committees also meet regularly in executive session.

Committee Charters and Corporate Governance Guidelines

Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by the Board and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Our Corporate Governance Guidelines, which include our categorical standards of director independence, our Audit, Compensation, Nominating and Corporate Governance and Revenue Committee charters and other corporate governance information are available on the Corporate Governance page of the Investor Relations section on our website at www.seaworldentertainment.com. Any stockholder also may request them in print, without charge, by contacting the Corporate Secretary at SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819.

Code of Conduct

We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers, and employees, including our Chairman, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior financial officers. The Code of Business Conduct and Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets, business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Business Conduct and Ethics may be found on our website at www.seaworldentertainment.com under Investor Relations: Corporate Governance: Governance Documents: Code of Business Conduct and Ethics.

As described in our Code of Business Conduct and Ethics, the Company’s directors, officers and employees are provided with three avenues through which they can report violations or suspected violations with respect to addressing any ethical questions or concerns: a toll-free phone line, in writing, and a website. The toll-free number for the Company’s directors, officers and employees is available 24 hours a day, 7 days a week. Directors, officers and employees can choose to remain anonymous in reporting violations or suspected violations. In addition, we maintain a formal non-retaliation policy that prohibits action or retaliation against any director, officer or employee who makes a report in good faith even if the facts alleged are not confirmed by subsequent investigation.

Director Nomination Process

The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board and his or her ability to satisfy any applicable legal requirements or listing standards. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.

The stockholders’ agreement described below under “Transactions with Related Persons—ZHG Stockholders’ Agreement” provides that ZHG has the right to nominate to our Board two designees for so long as ZHG owns at least 20% of the Company’s outstanding common stock. Currently, Mr. Maruyama and Mr. Wang, who were nominated by ZHG, serve on our Board of Directors. Messrs. Maruyama and Wang have also been nominated for re-election this year, see “Proposal No. 1—Election of Directors.”

Additionally, the cooperation agreement described below under “Transactions with Related Persons—Hill Path Agreements” provides that Hill Path had the right to nominate to our Board one designee, who was Mr. Ross. Currently, Mr. Ross has continued to serve on our Board of Directors and has been nominated for re-election this year, see “Proposal No. 1—Election of Directors.”

In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board. When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth above. Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stockholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours.

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Mr. Maruyama has financial, marketing and management expertise as well as knowledge of our industry having previously served in multiple positions at Universal Parks and Resorts and as Chief Strategy Officer of USJ Co., Ltd, owner and operator of Universal Studios Japan theme park.

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Mr. Bension has extensive e-commerce and entertainment company expertise from his experience leading several major e-commerce, recreation and entertainment companies to financial and strategic success.

•	Mr. Gray has extensive experience in marketing, communications and management acquired from his leadership tenure with Ogilvy Group and 15 plus years of experience in directorship roles.

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Mr. Moloney has financial and management expertise and valuable experience gained from his position as Chief Financial Officer of John Hancock Financial Services, as well as experience as a director of other private and public companies.

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Mr. Robinson has significant theme park and resort development experience that he gained from his various positions held at The Walt Disney Company and his experience as president of Baha Mar Ltd., Executive Vice President of Hong Kong Disneyland, and Senior Vice President of Operations at Walt Disney World Operations.

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Mr. Ross has significant corporate finance and leisure and entertainment industry experience that he has gained from his various investment roles at Goldman, Sachs & Co, Shumway Capital Partners, Apollo Global Management, LLC and his position as a Managing Partner and founder of Hill Path, as well as having served on the boards of various public and private companies.

•	Ms. Thomas has significant financial and management expertise based on her extensive experience in leading global financial operations as the Chief Financial Officer of Hasbro, Inc.

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Mr. Wang has financial and management experience that he has gained from his position as Chief Strategy Officer for ZHG Group, a leading real estate development and diversified leisure and tourism company in Asia, where he is primarily responsible for overseeing all strategic and financial planning activities, particularly with regard to major investments in the U.S. and Asia, and as a Managing Director of Rothschild China, where he led several large cross-border merger and acquisition transactions.

Our Corporate Governance Guidelines provide that directors may not continue to serve on the Board of Directors after reaching the age of 75 without an express waiver by the Board. The Board believes that waivers of this policy should not be automatic and should be based upon the needs of the Company and the individual attributes of the director. After considering Mr. Moloney’s experience, dedication, and valuable contributions to the Board and its committees, pursuant to the Governance Guidelines, the Nominating and Corporate Governance Committee recommended to the Board that the mandatory retirement requirement be waived for Mr. Moloney. Based upon this recommendation, the Board determined that a waiver of this policy for Mr. Moloney with respect to his service for 2019 was in the best interests of the Company and, accordingly, approved such waiver. Accordingly, the annual director nomination process resulted in the Nominating and Corporate Governance Committee’s recommendation to the Board, and the Board’s nomination, of the seven incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.

The Nominating and Corporate Governance Committee regularly considers director candidates recommended by stockholders. Any recommendation submitted to the Corporate Secretary should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, SeaWorld Entertainment, Inc., 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2020 Annual Meeting”.

Executive Officers of the Company

Set forth below is certain information regarding each of our current executive officers other than Mr. Antorcha, whose biographical information is presented under “Nominees for Election to the Board of Directors in 2019.”

Beneficial ownership of equity securities of the executive officers is shown under “Ownership of Securities” below.

Name	Age	Principal Occupation and Other Information
Marc G. Swanson	48	Marc G. Swanson was appointed as Chief Financial Officer and Treasurer of the Company in August 2017. Prior to that, Mr. Swanson had served as Chief Accounting Officer since 2012 and served as interim Chief Financial Officer from June 2015 until September 2015 and as interim Chief Financial Officer and Treasurer from August 1, 2017 until his permanent appointment later that same month. Previously, he was Vice President Performance Management and Corporate Controller of SeaWorld Parks & Entertainment from 2011 to 2012, the Corporate Controller of Busch Entertainment Corporation from 2008 to 2011 and the Vice President of Finance of Sesame Place from 2004 to 2008. Mr. Swanson is a member of the board of trustees of the Orlando Science Center. Mr. Swanson holds a bachelor’s degree in accounting from Purdue University and a master’s degree in business administration from DePaul University, and is a CPA.

G. Anthony (Tony) Taylor	54	G. Anthony (Tony) Taylor has been the Chief Legal Officer, General Counsel and Corporate Secretary since 2010 and has led the External Affairs team since 2017, which includes Governmental Affairs, Community Affairs, and Corporate Responsibility. In addition, from 2013 until 2015, Mr. Taylor led the Company’s Corporate Affairs group, which included Industry & Governmental Affairs, Corporate Communications, Community Affairs, Risk Management and Corporate Social Responsibility. From 2012-2015, Mr. Taylor led the Company’s Governmental Affairs team, and from 2010-2016, Mr. Taylor led the Risk Management Group. Prior to joining the Company, Mr. Taylor held the position of Associate General Counsel of Anheuser-Busch Companies, Inc. from 2000 to 2010, and was a Principal at Blumenfeld Kaplan in St. Louis from 1993 to 2000. He holds bachelors’ degrees in political science and speech communication from the University of Missouri and a juris doctor degree from Washington University.

Name	Age	Principal Occupation and Other Information
Walter Bogumil	48	Walter Bogumil has served as the Company’s Chief Strategy Officer since June 2018. Prior to joining the Company, he most recently served as Affinity Gaming’s Interim Chief Executive Officer from April 2018 to June 2018 and served as Affinity’s Chief Financial Officer and Treasurer from March 2015 to June 2018. Previously, he was Vice President, Financial Analysis, at Penn National Gaming from April 2002 to March 2015. He has also held previous roles in the theme park and resort industries. Mr. Bogumil holds a bachelor’s degree in finance from the University of Central Florida and a master’s degree in business administration from Rollins College.

Dr. Christopher (Chris) Dold	46	Dr. Christopher (Chris) Dold has been our Chief Zoological Officer since April 2016. Prior to that, Dr. Dold served as Vice President, Veterinary Services from October 2009 until April 2016 and Senior Veterinarian at SeaWorld Orlando from October 2005 to September 2009. Prior to joining the Company, Dr. Dold was a National Academies-National Research Council Postdoctoral Clinical Fellow with the US Navy Marine Mammal Program, and completed a University of California-Davis Internship in Marine Mammal Medicine and Pathology at The Marine Mammal Center in Sausalito, California. Dr. Dold is a member of the American Veterinary Medical Association, International Association for Aquatic Animal Medicine, European Association for Aquatic Mammals, and the American Association of Zoo Veterinarians. Dr. Dold received a Bachelor of Science degree in zoology from the University of Wisconsin-Madison and his doctorate in veterinary medicine from the University of Wisconsin-Madison School of Veterinary Medicine.

Elizabeth C. Gulacsy	45	Elizabeth C. Gulacsy was appointed Chief Accounting Officer of the Company in August 2017. Prior to that, Ms. Gulacsy served as Corporate Vice President, Financial Reporting since 2016 and Director, Financial Reporting from 2013 to 2016. Prior to joining the Company, from 2011 to 2013, Ms. Gulacsy served as Chief Accounting Officer and Corporate Controller for Cross Country Healthcare, Inc., from 2006 to 2011 she served as their Director of Corporate Accounting and from 2002 to 2006 as their Assistant Controller. Prior to that time, Ms. Gulacsy was an Audit Manager for Ernst & Young LLP. Ms. Gulacsy is a member and treasurer of the Board of Directors for the SeaWorld & Busch Gardens Conservation Fund. Ms. Gulacsy holds a bachelor’s degree and master’s degree in accounting from the University of Florida and is a CPA.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of our financial statements for 2018 and 2017 and fees billed for other services rendered for those periods:

	2018	2017
Audit fees(1)	$1,420,536	$2,051,744
Audit-related fees(2)	51,600	113,000

Total:	$1,472,136	$2,164,744

(1)

Includes the aggregate fees in each of the last two fiscal years for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements, internal controls over financial reporting and the review of interim financial statements included in SEC filings.

(2)

Includes fees billed for assurance and related services performed by Deloitte & Touche LLP that are primarily related to review of draft filings and audits of the benefit plan of the Company and the SeaWorld & Busch Gardens Conservation Fund.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm prior to each engagement.

Each year, the Audit Committee approves an annual budget for such audit and permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized Deloitte & Touche LLP’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee may pre-approve any such audit and permitted non-audit services that exceed the initial budget. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

PROPOSAL NO. 3—NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 27 to 60. While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

In considering their vote, stockholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis on pages 27 to 60, as well as the discussion regarding the Compensation Committee on pages 14 to 15.

In particular, stockholders should note the following:

•

A significant portion of named executive officers’ total compensation is tied to the achievement of the Company’s financial goals and individual accomplishments that contribute to the Company’s success in the short- and long-term.

•

In keeping with our robust pay for performance philosophy and linking realized pay to meeting our aggressive performance targets, there have been no merit-based salary increases for our NEOs since 2013, however the Compensation Committee approved an increase in Marc Swanson’s annual base salary in connection with his promotion to Chief Financial Officer and Treasurer in August 2017 and an increase in John T. Reilly’s annual base salary in connection with his appointment as Interim Chief Executive Officer in February 2018. In addition, no cash bonuses were paid under our annual incentive plan from 2014-2017 nor were any shares earned under our performance-based long-term incentive plans for the 2016–2018 performance cycles with the exception of a payout of 124% under the 2016-2018 long term incentive plan related to only the 2018 performance year

•

Long-term equity incentive grants, which constitute a key component of executive compensation, typically have a multi-year vesting period designed to motivate our named executive officers to make business decisions that, over the long-term, should increase stockholder value.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF

THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under the discussion of “The Board of Directors and Certain Governance Matters—Committee Membership—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America, and for auditing our internal control over financial reporting and expressing an opinion on the effectiveness of our internal control over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 “Communications with Audit Committees.” In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, our Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

Deborah M. Thomas, Chair

Ronald Bension

Thomas E. Moloney

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement relating to our 2019 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors:

Thomas Moloney, Chair

William Gray

Deborah M. Thomas

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and the 2018 compensation of our named executive officers (“NEOs”). In addition, the following report includes a summary of changes in our 2019 compensation program which are designed to respond to stockholder feedback and to strengthen the performance orientation of our compensation programs. For 2018, our named executive officers were:

John T. Reilly(1)	Former Interim Chief Executive Officer & Chief Parks Operations Officer and former Chief Operating Officer
Joel K. Manby(1)	Former Director, President & Chief Executive Officer
Marc Swanson	Chief Financial Officer and Treasurer
George Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary
Walter Bogumil	Chief Strategy Officer
Dr. Christopher (Chris) Dold	Chief Zoological Officer
Jack Roddy(1)	Former Chief Human Resources & Culture Officer
Anthony Esparza(1)	Former Chief Creative Officer

(1)	See “—Leadership Changes” section below.

Executive Summary

2018 Business Highlights

Fiscal year 2018 was a year of significant growth and transformation for the Company as we began to realize the benefits of strategic initiatives that were implemented beginning in 2016 to 2018 and we expect will continue into 2019 and beyond. We grew our revenue and attendance substantially in 2018. We increased net income by $247.2 million and increased Adjusted EBITDA(1) by $103.9 million in 2018 compared to 2017. We generated positive net income for the first time since 2015 as well as generating 1- and 3-year Total Shareholder Returns (“TSR”) of 62.8% and 17.3% respectively. The following table summarizes key year-over-year growth metrics:

	Fiscal Year
Financial Metric (In millions)	2018	2017	Variance
Revenue	$1,372.3	$1,263.3	8.6%
Net income (loss)	$44.8	$(202.4)	NM (2)
Adjusted EBITDA(1)	$401.3	$297.4	35.0%
1-Year TSR as of 12/31	62.8%	(28.3%)	NM
Cumulative 3-year TSR as of 12/31	17.3%	(17.1%)	NM
Total attendance	22.582	20.798	8.6%
Share repurchases	3.65	—	ND (3)

(1)

Adjusted EBITDA is defined as net income (loss) before interest expense, income tax expense, depreciation and amortization, as further adjusted to exclude certain unusual, non-cash, and other items permitted in calculating covenant compliance under the credit agreement, dated as of December 1, 2009, as the same may be amended, restated, supplemented or modified from time to time governing the Company’s senior secured credit facilities (the “Senior Secured Credit Facilities”). Adjusted EBITDA as defined in the Senior

Secured Credit Facilities is consistent with our reported Adjusted EBITDA. The Adjusted EBITDA calculation in 2018 was changed to conform with changes made to its definition in an amendment to our Senior Secured Credit Facilities. The Adjusted EBITDA presentation for the prior periods has been changed to conform to the current period presentation. For a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), see “—Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Indebtedness—Adjusted EBITDA” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.
(2)	“NM” means not measurable in cases where prior year performance was a negative result.
(3)	“ND” means not determinable.

Leadership Changes

•

Mr. Manby stepped down from his position as President and Chief Executive Officer of the Company and from any office at any affiliated entity of the Company and resigned as a member of the Board effective February 26, 2018. In connection with Mr. Manby’s departure and his delivery of a general release of claims, Mr. Manby received the severance benefits described in his employment agreement dated March 16, 2015, as amended. See “Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Manby.”

•

On February 25, 2018, the Board appointed John T. Reilly, the Company’s Chief Parks Operations Officer, to serve as Interim Chief Executive Officer, effective February 26, 2018. Mr. Reilly served in this capacity until February 5, 2019 when Gustavo (Gus) Antorcha was appointed Chief Executive Officer and Director of the Company and Mr. Reilly was appointed Chief Operating Officer. In connection with Mr. Reilly’s appointment as Interim Chief Executive Officer, the Board approved the compensation for him described under “—Compensation Actions Taken in Connection with Leadership Changes” below. On March 14, 2019, Mr. Reilly informed the Company of his decision to resign as Chief Operating Officer effective March 31, 2019.

•

On March 1, 2018, Mr. Esparza stepped down as Chief Creative Officer of the Company effective on that date. In connection with Mr. Esparza’s departure and his delivery of a general release of claims, he received the severance benefits described in his employment agreement effective August 16, 2015, as amended. See “—Compensation Actions in Connection with Leadership Changes” below and “Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Esparza.”

•

On June 26, 2018, Mr. Roddy stepped down as Chief Human Resources and Culture Officer effective on that date. In connection with Mr. Roddy’s departure and his delivery of a general release of claims, he received the severance benefits described in his employment agreement dated June 14, 2016, as amended. See “Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants—Mr. Roddy.”

•	On June 18, 2018, Walter Bogumil joined the Company as its Chief Strategy Officer.

•	In connection with Mr. Antorcha’s appointment to Chief Executive Officer and Director, the Board approved the compensation for him described under “—Compensation of Our New CEO” below.

Highlights of Our NEO Compensation for 2018

•	We did not provide merit salary increases in 2018. We did make adjustments in salary based on promotions and/or changes in roles and responsibilities.

•	Our performance in 2018 resulted in annual bonuses earned for 2018 performance at approximately 108% of target (see “—2018 Annual Cash & Stock Incentive Awards” below).

•

Performance share awards were earned for the 2018 performance year under our 2016 long-term incentive grant which included performance periods for 2016, 2017 and 2018. No share awards were earned related to the 2016 and 2017 performance years, but approximately 124% of target was earned for the 2018 performance year (see “—Performance-Vesting Restricted Stock Granted Prior to 2017” below). Our 2017-2019, 2018-2020 and 2019-2021 long-term incentive performance awards are based on three-year performance cycles and are still in progress.

Our Total Compensation Program Checklist

Our Compensation Programs Include:

+    Performance-based variable compensation. Over 70% of NEO compensation based on performance.

+    Emphasis on equity compensation to align our interests with those of our stockholders (approximately 60% of our 2018 NEO pay is equity-based).

+    Reasonable termination and change in control provisions including double trigger equity vesting and no tax gross-ups for Section 280G excise tax.

+    Share ownership guidelines that require owning a significant amount of company stock.

+    No repricing of underwater stock options.

+    Programs that do not encourage excessive risk.

+    Prohibition on hedging and limitations on pledging company stock.

+    Limited use of perquisites.

2018 Say-On-Pay Vote and Stockholder Outreach

Our Board and management value the perspectives of our stockholders and work to provide our stockholders with continuous and meaningful engagement. During 2018, outreach to our stockholders and analysts was a top priority for our Interim Chief Executive Officer, Chief Financial Officer (“CFO”) and Vice President of Investor Relations. We held one-on-one meetings with stockholders and potential investors from the United States as well as overseas. In addition, we have calls with stockholders on a regular basis, review correspondence submitted by stockholders to management and/or the Board and have discussions with proxy advisory services on various topics including implementing best practices in executive compensation and corporate governance. The Board and its committees received regular feedback on these meetings.

Consistent with this approach and in light of our 2018 annual vote on an advisory resolution to approve the compensation of our named executive officers (“say-on-pay”) passing with approximately 63% of the votes in favor, in the second half of 2018, our Board and its Compensation Committee launched a strategic stockholder engagement program with investors focused on executive compensation issues. Various members of management, the Board’s independent compensation consultant, the Lead Director and the Chairman of the Compensation Committee participated in calls with stockholders. Through this process, we reached out to stockholders representing over 81% of our outstanding shares and had discussions with stockholders representing over 61% of our outstanding shares, which included our two largest stockholders.

We received strong support for the compensation programs we implemented in 2018 during these stockholder meetings. Based on the feedback from these meetings, including input from our two largest stockholders, we have also made certain changes that we believe will further improve our 2019 compensation programs going forward, strengthen our pay-for-performance philosophy and strengthen alignment with stockholders. These programs are described in more detail below.

Our Total Rewards Philosophy

Key Rewards Principles

We believe we must provide total rewards that will attract, retain and motivate an outstanding executive team to achieve our challenging business goals and create value for our stockholders. To accomplish this, our compensation program is designed to support the following key reward principles:

Performance-Driven Pay	Our total compensation program is designed to encourage high performance, recognize future potential for growth and motivate the achievement of challenging performance objectives. We design our program to strike an appropriate balance between short-term and longer-term performance.

Competitive Compensation Opportunities	We strive to ensure the total value of our compensation package is fully competitive within our industry consistent with our performance. Variable compensation elements including annual bonus and equity awards are intended to deliver our competitive target when we achieve our goals. Value delivered above or below this targeted amount is entirely dependent on our performance.

Reasonable Cost Consistent With Our Performance	Our goal is to establish plans which are affordable and consistent with our performance versus our challenging annual and long-term business goals and fundamentally aligned with our longer-term business strategy.

Elements of 2018 Compensation

Our compensation program is made up of the following three direct compensation elements:

Compensation Element	Purpose
Base Salary

•  Fixed cash compensation that is reviewed annually and adjusted as appropriate based on individual performance and company affordability.

•  Attracts and retains executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

Annual Incentives

•  Variable compensation paid in a combination of cash and performance-vesting restricted stock units based on performance versus pre-established annual goals.

•  Designed to motivate and reward the achievement of a balanced scorecard of our annual performance, which for 2018 was

Compensation Element	Purpose
generally based on Adjusted EBITDA (50%), Total Revenue (20%), Free Cash Flow (20%) and key individual objectives (10%).

Long-Term Equity Incentives

•  Variable compensation payable in the form of time-vesting restricted stock units and performance-vesting restricted stock units.

•  Intended to align executives’ interests with the interests of our stockholders through equity-based compensation with performance-based and time-based vesting features.

•  Promote the long-term retention of our executives and key management personnel.

•  For 2018, we increased the weighting of performance vesting equity from 50% to 67% of total target equity value in 2018 to further strengthen our pay-for-performance philosophy.

•  Because we determined that it was appropriate to grant the time-vesting restricted stock portion of the 2018 annual equity award opportunity in the first quarter of Fiscal 2017 to the NEOs (the “Early 2018 Grants”), NEOs continuing in their roles in 2018 did not receive time-vested restricted stock units, consistent with the intent of the Early 2018 Grants (with the exception of Mr. Swanson who received a supplemental time-vesting restricted stock unit award in 2018 related to his promotion to CFO in 2017). As a result, in 2018, we granted our NEOs performance-vesting restricted stock units weighted at 67% of their total LTIP compensation. These performance-vesting restricted stock units are based on our Adjusted EBITDA and Return on Invested Capital (“ROIC”) performance to focus management on creating stockholder value.

Our 2018 Mix of Target Compensation

Our compensation is structured to meet the following key objectives for our NEOs and other key executives:

•

Fixed Versus Performance Variable Compensation: We ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that directly and indirectly influence stockholder value.

•

Cash Versus Equity: We believe our executive compensation should be structured to appropriately balance cash compensation with equity-based compensation with a greater portion based on long-term equity awards for our NEOs to strengthen alignment with stockholders.

The following chart illustrates our compensation mix and structure for all NEOs including our 2018 Interim CEO on average:

Pay-For-Performance—Total Compensation Opportunity Versus Realized Compensation

Our programs are designed to reward our named executive officers with fully competitive compensation when we achieve our short- and longer-term goals. When we fail to meet our performance goals as we did in 2017, actual total pay will be below each executive’s target total compensation opportunity. When we meet or exceed our short- and longer-term performance goals as we did in 2018, actual total pay may be at or significantly above each executive’s target total compensation opportunity. The following chart illustrates this concept by comparing 2017 and 2018 target total compensation opportunity versus actual realized pay in each of 2017 and 2018(1):

(1)

Chart based on the target total compensation opportunity versus actual realized pay in each of 2017 and 2018 for our NEOs that were employed by us for both 2017 and 2018 (excludes Messrs. Bogumil, Manby, Roddy and Esparza). Target total compensation opportunity equals the sum of base salary, target annual incentives and target performance- and time-based equity awards (2017 excludes the “Early 2018” restricted stock grant). Realized compensation equals the sum of base salary, actual annual incentives earned for 2017 performance ($0) and 2018 performance (approximately 108% of target) and the value of time-based equity awards that vested during each of 2017 and 2018 and performance-based equity awards that vested in 2018 (approximately 124% of target).

Compensation Determination Process

Role of the Compensation Committee, Management and Consultant

The Compensation Committee of our Board of Directors is responsible for making all executive compensation decisions. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and other executive officers. At the beginning of each performance cycle, the Compensation Committee approves financial goals designed to align executive pay with company performance and stockholder interests, provide competitive pay opportunities dependent on company performance, retain talent, create optimal stockholder value and mitigate material risk. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. All members of the Board of Directors provide input to the Compensation Committee for consideration in the design and implementation of the compensation programs to ensure a transparent process.

In 2018, the Compensation Committee continued to engage the services of Haigh as its independent compensation consultant. Haigh provides advisory services only with respect to executive and non-employee director compensation and works with management only with the approval and under the direction of the Compensation Committee. Haigh reviewed the compensation components of our 2018 program for our named executive officers and advised the Compensation Committee regarding the components and levels of the executive compensation program, including our incentive and equity-based compensation plans. The Compensation Committee has reviewed our company’s relationships with Haigh and has determined there are no conflicts of interest.

Our Interim Chief Executive Officer and our Senior Vice President, Human Resources worked closely with the Compensation Committee and Haigh in managing our executive compensation program and attended meetings of the Compensation Committee. Because of his daily involvement with the executive team, our Interim Chief Executive Officer made recommendations to the Compensation Committee regarding compensation for the executive officers other than himself. Neither our Interim Chief Executive Officer nor our Senior Vice President, Human Resources participates in discussions with the Compensation Committee regarding his or her own compensation.

Peer Companies

The Compensation Committee directed Haigh to compare our executive compensation with competitive market compensation data for a peer group consisting of companies engaged in the same or similar industries as our Company. Due to the limited number of “pure leisure facilities” public companies, our Compensation Committee determined that it was appropriate to also include other companies in the compensation peer group that are in the entertainment, restaurant and hospitality industries and compete with us for executive talent.

The Compensation Committee uses peer company data provided by Haigh to guide its review of the total compensation of our executive officers and generally reviews the compensation data of our peer companies and industry to understand market competitive compensation levels and practices. The Compensation Committee focuses on ensuring that the elements of our executive compensation program are consistent and competitive with peer and industry trends. However, no specific competitive level is targeted by the Compensation Committee.

For purposes of the 2018 compensation level comparison and decisions and the development of changes to our 2019 compensation program, the Compensation Committee approved a peer group based on analysis and recommendations by Haigh. This peer group is comprised of the following 16 companies:

AMC Entertainment Holdings	Merlin Entertainments
Cedar Fair	MSG Networks
Cheesecake Factory	Red Robin Gourmet Burgers
Cinemark Holdings	Six Flags Entertainment
Cracker Barrel	Speedway Motorsports
Dave & Buster’s	Texas Roadhouse
Madison Square Garden Co	The Marcus Corporation
Marriott Vacations	Vail Resorts

2018 Compensation Design and Decisions

Base Salaries

Our philosophy is to pay base salaries that reflect each executive’s performance, experience and scope of responsibilities and provide levels of pay competitive with our industry practices for similar roles. Base salaries are reviewed annually with the opportunity for merit increase based on individual performance and position in salary range.

As part of our cost control initiatives, there were no merit-based salary increases for our named executive officers in 2018, however the Compensation Committee approved an increase in Mr. Reilly’s annual base salary in connection with his appointment as Interim Chief Executive Officer in February 2018:

Name	Position in 2018	2018 Base Salary	Increase	2017 Base Salary
John T. Reilly(1)	Former Interim Chief Executive Officer, Former Chief Parks Operations Officer and Former Chief Operating Officer	$375,000	9%	$345,000
Joel K. Manby	Former Director, President & Chief Executive Officer	$1,000,000	0%	$1,000,000
Marc G. Swanson	Chief Financial Officer and Treasurer	$350,000	0%	$350,000
G. Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	$362,000	0%	$362,000
Walter Bogumil	Chief Strategy Officer	$350,000	N/A	N/A
Dr. Christopher (Chris) Dold	Chief Zoological Officer	$250,000	0%	$250,000
Jack Roddy	Former Chief Human Resources & Culture Officer	$420,000	0%	$420,000
Anthony Esparza	Former Chief Creative Officer	$325,000	0%	$325,000

(1)	Mr. Reilly’s salary was increased to $375,000 effective with being named our Interim Chief Executive Officer on February 25, 2018.

2018 Annual Cash & Stock Incentive Awards

Annual incentive awards are a key component of our total compensation program. These incentives are available to all of our salaried exempt employees including our named executive officers under our 2018 Bonus Plan. There were no changes to target bonus percentages from 2017.

In February 2018, the Compensation Committee established target annual bonus opportunities for our named executive officers, payable 50% in cash and 50% in performance-vesting restricted stock units, described in further detail below. Due to their departures from the Company in February and March 2018, respectively, Messrs. Manby and Esparza were not eligible to participate in the 2018 Bonus Plan:

Name	Position in 2018	2018 Bonus Percentage of Salary	2018 Base Salary	2018 Bonus Potential Target
John T. Reilly(1)	Former Interim Chief Executive Officer, Former Chief Parks Operations Officer and Former Chief Operating Officer	80%	$375,000	$300,000
Joel K. Manby	Former Director, President & Chief Executive Officer	N/A	N/A	N/A
Marc G. Swanson	Chief Financial Officer and Treasurer	80%	$350,000	$280,000
G. Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	80%	$362,000	$289,600
Walter Bogumil(2)	Chief Strategy Officer	80%	$350,000	$280,000
Dr. Christopher (Chris) Dold	Chief Zoological Officer	80%	$250,000	$200,000
Jack Roddy	Former Chief Human Resources & Culture Officer	80%	$420,000	$336,000
Anthony Esparza	Former Chief Creative Officer	N/A	N/A	N/A

(1)	For Mr. Reilly, represents annual target award. His actual target for 2018 was $296,000 which was prorated in connection with his appointment as Interim Chief Executive Officer in February 2018.
(2)	For Mr. Bogumil, represents annual target award. His actual target for 2018 was $140,000 which was prorated based on his start date of June 18, 2018.

The 2018 Bonus Plan had two components:

1.	Cash Component: 50% of total award is payable in cash.

2.

Stock Component: 50% of total award is in the form of Company performance-vesting restricted stock units that were granted at the beginning of the performance period, vest subject to performance and are settled in shares of our common stock following the performance period.

In 2018, we continued to refine our balanced scorecard of annual performance. For 2018, we based the payout with respect to each of the Cash Component and the Stock Component on Adjusted EBITDA, Total Revenue and Free Cash Flow (defined as Adjusted EBITDA less Capital Expenditures). Free Cash Flow replaced Adjusted EBITDA Margin as a performance measure in 2018. Additionally, in 2018, we included individual objectives that were developed by the Compensation Committee for each individual. The 2018 performance metrics were weighted as follows for our Named Executive Officers:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	50%
Total Revenue	20%
Free Cash Flow	20%
Individual Objectives	10%

The Adjusted EBITDA, Total Revenue, and Free Cash Flow performance targets were determined by our Compensation Committee early in the year, after taking into consideration management’s recommendations and our Board approved budget for the year. If threshold Adjusted EBITDA performance (the “funding hurdle”) was not met or exceeded, no amounts would be paid out in respect of the fiscal 2018 annual incentive awards. The Compensation Committee retained discretion in 2018 to award up to 10% of eligible bonus targets if performance was below threshold. This discretionary funding measure was not exercised by the Compensation Committee for 2018. The following table sets forth the threshold, target and maximum performance amounts for each of the three performance metrics, as well as the payout percentages for each category. To the extent that performance fell between the applicable threshold, target or maximum performance levels for any of the three performance metrics, payouts would be determined using linear interpolation.

The Adjusted EBITDA, Total Revenue and Free Cash Flow targets set forth below represent a 34.8%, 7.7% and 85.7% growth, respectively over our 2017 actual results.

	Threshold ($M)	Target ($M)	Maximum ($M)
Adjusted EBITDA(1)	$360.9	$401.0	$441.1
Total Revenue	$1,292.2	$1,360.2	$1,482.2
Free Cash Flow	$208.6	$231.8	$255.0
Payout Percentage of Target	50%	100%	150%

(1)	Calculated on a pre-bonus basis.

Individual objectives for our NEOs cover a number of areas within their span of control and are intended to support our overall annual goals achievement:

•

Mr. Reilly’s 2018 individual objectives included: (i) lead the parks to develop and institutionalize industry leading in-park revenue growth capabilities; (ii) reduce corporate costs by 11% versus budget; (iii) optimize marketing strategy, capability and execution to deliver accelerated admissions growth; (iv) continue to develop and execute strategy to deliver accelerated growth; and (v) continue to enhance executive skill set as Interim CEO.

•

Mr. Swanson’s 2018 individual objectives included: (i) partner with CEO to develop and execute strategic initiatives; (ii) continue strategic partnering with identified 3rd party resources to drive revenue growth and cost reductions; (iii) meet all regulatory requirements/deadlines and maintain sound internal controls, SOX compliance, etc.; and (iv) implement and execute investor relations messaging and strategy.

•

Mr. Taylor’s 2018 individual objectives included: (i) maintain or reduce baseline legal costs; (ii) provide legal support to the Cost Committee; (iii) lead park and corporate training initiatives; (iv) provide multi-discipline opportunities for legal team members; and (v) identify and lead utility savings efforts through strategic partnership.

•

Dr. Dold’s 2018 individual objectives included: (i) continue to advance the SeaWorld zoo core mission; (ii) drive exhibit and infrastructure improvements; (iii) lead targeted zoo revenue growth to goal above prior year; (iv) develop and implement zoo member career ladder to align with zoo organization structure; and (v) strengthen communication of zoo’s core mission through science and animal welfare online resources and generally through an improved social media presence.

•

Mr. Bogumil’s 2018 individual objectives included: (i) identify significant cost savings opportunities by fiscal year-end, (ii) develop best in class revenue management programs; (iii) improve guest arrival process and systems and processes to improve guest in-park experience.

The following table shows the actual 2018 results versus target performance and the resulting weighted payout as a percent of target:

Measure	Target ($M)	Actual ($M)	Achievement	Payout	Measure Weighting	Weighted Payout
Adjusted EBITDA(1)	$401.0	$406.3	101.3%	106.6%	50.0%	53.3%
Revenue	$1,360.2	$1,372.3	100.9%	104.4%	20.0%	20.9%
Free Cash Flow	$231.8	$241.5	104.2%	120.9%	20.0%	24.2%

Weighted Payout						98.4%
Individual Objectives				100.0%	10.0%	10.0%

Potential Total Award						108.4%

(1)	Calculated on a pre-bonus basis.

Annual bonuses for 2018 performance were earned as follows:

Name	Position in 2018	2018 Bonus Potential Target	Annual Bonus Paid in Cash	Annual Bonus Paid in Stock(1)	Total 2018 Annual Bonus Paid
John T. Reilly(2)	Former Interim Chief Executive Officer, Former Chief Parks Operations Officer and Former Chief Operating Officer	$296,000	$161,679	$300,954	$462,633
Marc G. Swanson	Chief Financial Officer and Treasurer	$280,000	$153,220	$285,208	$438,428
G. Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	$289,600	$158,763	$295,523	$454,286
Walter Bogumil(3)	Chief Strategy Officer	$140,000	$76,680	$95,024	$171,704
Dr. Christopher (Chris) Dold	Chief Zoological Officer	$200,000	$108,743	$202,410	$311,153

(1)	Annual bonus paid in stock equals number of shares vested on February 28, 2019 at $27.29 per share.
(2)	Mr. Reilly’s target and actual awards are prorated based on his appointment as Interim Chief Executive Officer in February 2018.
(3)	Mr. Bogumil’s target and actual awards are prorated based on his June 18, 2018 hire date.

2018 Long-Term Incentive Awards

The long-term incentive award program is designed to mirror Company performance, align the executives’ interest with our stockholders and retain executives through vesting of awards over multiple years. Long-term incentive compensation is awarded under the Company’s 2017 Omnibus Incentive Plan (the “Plan”) and provides an opportunity for executive officers, including our named executive officers, and other key employees to increase their ownership interest in the Company through grants of equity-based awards. Under the Plan, equity-based awards may be awarded in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and other stock-based awards.

Each participant in the 2018 Long-Term Incentive Plan (“LTIP”) has a long-term incentive target stated as a percentage of salary. Due to their departures from the Company in February and March 2018, respectively, Messrs. Manby and Esparza were ineligible to participate in the LTIP. The target long-term incentive opportunity for Mr. Roddy was set forth in his employment agreement. Mr. Bogumil’s target long-term incentive opportunity was set forth in his offer letter. The target long-term incentive opportunity for Mr. Reilly was increased to 200% of base salary (from 150% in 2017) to recognize his service as Interim Chief Executive Officer. Messrs. Taylor, Swanson and Dold’s target long-term incentive opportunities remained unchanged from 2017:

Name	Position in 2018	2018 Base Salary	2018 LTIP Percentage of Salary	2018 Total Target	2018 Actual Target Reflecting “Early 2018 Grant”(1)
John T. Reilly(2)	Former Interim Chief Executive Officer, Former Chief Parks Operations Officer and Former Chief Operating Officer	$375,000	200%	$750,000	$502,500
Joel K. Manby(3)	Former Director, President & Chief Executive Officer	$1,000,000	N/A	N/A	N/A
Marc G. Swanson	Chief Financial Officer and Treasurer	$350,000	150%	$525,000	$351,750
G. Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	$362,000	200%	$724,000	$485,080
Walter Bogumil(4)	Chief Strategy Officer	$350,000	286%	$1,000,000	$1,000,000
Dr. Christopher (Chris) Dold	Chief Zoological Officer	$250,000	150%	$375,000	$251,250
Jack Roddy(5)	Former Chief Human Resources & Culture Officer	$420,000	150%	$630,000	$422,100
Anthony Esparza(3)	Former Chief Creative Officer	$325,000	N/A	N/A	N/A

(1)

Named Executive Officers employed by us in 2017 received the 2018 time-based portion of their LTIP target in 2017 “Early 2018 Grants.” Actual target based on performance equity only (67% of total award for 2018 described in more detail below).

(2)	Mr. Reilly’s target LTIP does not include a time-based restricted stock award of $500,000 granted in connection with his appointment to Interim Chief Executive Officer.

(3)	Mr. Manby’s and Mr. Esparza’s employment with the Company terminated prior to the 2018 LTIP awards being granted.

(4)

Mr. Bogumil’s 2018 LTIP Target reflects awards granted at the time of his hiring with a grant date fair market value of $1.0 million. Mr. Bogumil’s ongoing LTIP target is 150% of salary. In addition, as part of his inducement to join the Company, Mr. Bogumil received a one-time sign-on equity award of $2.25 million which is not included in the table above. See “Sign-on Equity Award” below.

(5)	Mr. Roddy’s 2018 LTIP was forfeited upon his termination of employment.

For 2018, we further strengthened the performance focus of our long-term equity awards by increasing the weighting of performance-vesting equity from 50% to 67% of the total award. Our 2018 Long-Term Incentive Plan consists of 67% performance-vesting restricted stock units and 33% time-vesting restricted stock units. Executives who received an “Early 2018 Grant” in 2017 were not granted additional time-vesting restricted stock units in 2018 with the exception of Mr. Swanson who received time-vesting restricted stock units related to his promotion to CFO in 2017.

Increasing Focus on Performance-Based Equity

2016	2017	2018

For the January 1, 2018—December 31, 2020 performance period we used the following three-year performance metrics:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	75%
Return on Invested Capital (ROIC)	25%

•	Return on Invested Capital (ROIC) means the Company’s return on invested capital over the three-year performance period calculated as follows:

(Cumulative NOPAT – (Base Period NOPAT * 3))

Cumulative Cash CAPEX

For purposes of this formula, the following terms mean:

•	“Base Period NOPAT” means NOPAT for the year immediately preceding the beginning of the three-year performance period.

•	“Cumulative Cash CAPEX” means the aggregate “Cash Capital” expenditures as reported on the Company’s Statement of Cash Flows during the three-year performance period.

•	“Cumulat\ive NOPAT” means the aggregate NOPAT during the three-year performance period.

•

“Depreciation & Amortization” means as defined by US GAAP and reported on the Company’s Statement of Comprehensive Income (NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).

•	“NOPAT” means Adjusted EBITDA less Depreciation & Amortization (both NOPAT components will be adjusted for non-cash gains or losses of an unusual or infrequent type).

•

The total number of performance-vesting awards eligible to vest following the end of the performance period will be based on the level of achievement of the performance goals and ranges from 0% (if below threshold performance), to 50% (for threshold performance), to 100% (for target performance), and up to 200% (for at or above maximum performance). For actual performance between the specified threshold, target, and maximum levels, the resulting vesting percentage will be adjusted on a linear basis. After taking into consideration management’s recommendations and our Board approved budget for the performance period, the Compensation Committee set Adjusted EBITDA and ROIC targets for the performance period that are designed to provide achievable but challenging goals for our NEOs and other long-term incentive plan participants.

•	We believe ROIC provides a value-added measure aligned with stockholder interests which balances capital deployment and cash investments in the Company’s parks and long-term debt pay-down.

•

Performance-vesting restricted stock units granted for the 2018-2020 performance period are based on a three-year performance period. The Compensation Committee believes that longer-term performance orientation is aligned with our strategic business plan and stockholders’ interests.

Each award under our 2018 Long-Term Incentive Plan is subject to restrictive covenants related to non-competition during employment and for a period of one year following any termination of employment and non-solicitation during employment and for a period of two years following any termination of employment as well as indefinite covenants relating to non-disparagement, confidentiality and intellectual property. These awards are subject to clawback or forfeiture if the recipient breaches any of the restrictive covenants or otherwise engages in any Detrimental Activity (as defined in the Plan).

Special Interim Chief Executive Officer Award

On March 2, 2018, the Compensation Committee approved a one-time award of restricted stock units for Mr. Reilly with a grant date fair value of $500,000 in connection with his appointment as Interim Chief Executive Officer. The award was intended to vest in full on the third anniversary of the grant date subject to his continued employment with us. This award was forfeited upon Mr. Reilly’s resignation in March of 2019.

Sign-on Equity Award

Pursuant to the terms of his offer letter, on June 18, 2018, Mr. Bogumil received a one-time award of restricted stock units with an intended value equal to $2,250,000. These restricted stock units will vest in three equal annual installments over the first three anniversaries of the date of grant, subject to Mr. Bogumil’s continued employment through each such date. Additionally, Mr. Bogumil was granted performance-vesting restricted stock units with an intended value of $1,000,000 as part of the 2018 Long-Term Incentive Plan. Pursuant to his letter agreement, the number of restricted stock units and performance-vesting restricted stock units were determined by taking the value of each respective grant and dividing it by the average closing price of the Company’s common stock during the ten trading days immediately prior to but not including his start date. These awards are also subject to the other terms and conditions set forth in the Company’s standard stock award agreement and described above under “—2018 Long-Term Incentive Awards.”

Performance-Vesting Restricted Stock Granted Prior to 2017

Beginning in 2017, performance-vesting restricted stock or units have been based on three-year performance objectives. The performance-vesting restricted stock we granted in 2016 was eligible to vest at the end of the 2016-2018 performance period based upon our performance versus Adjusted EBITDA (as defined above) for each of the three fiscal years in the performance period. Approximately one third of the total target number of performance-vesting restricted stock granted to a named executive officer (one “Tranche”) is eligible to be earned based on our performance for each fiscal year of the performance period. If threshold performance is not met in a fiscal year, no shares will be earned for that Tranche even if performance targets for subsequent Tranches are met and all unearned shares will be forfeited at the end of the three-year performance period. Separate Adjusted EBITDA targets were set for each fiscal year of the performance period during the first 90 days of each fiscal year. For actual performance between the threshold, target and maximum levels, the number of shares earned will be adjusted on a linear basis.

After taking into consideration management’s recommendations and our Board approved budget for the 2018 performance period, the Compensation Committee set the Adjusted EBITDA target for the 2018 performance Tranche which we believed to be an achievable but challenging goal. The following Adjusted EBITDA target was set for the Fiscal 2018 Tranche of the 2016-2018 performance period:

	Threshold	Target	Maximum
Adjusted EBITDA(1) (in millions)	$352.8	$392.0	$431.2
Performance Percentage of Target	90%	100%	110%
Payment as Percentage of Target	50%	100%	200%

For fiscal 2018, our actual Adjusted EBITDA after factoring in the 2018 bonus accrual was $401.3 million which was 102.4% of the performance target and resulted in 124% payout for the 2018 Tranche of the 2016-2018 performance period. The number and value of performance shares earned for the 2018 Tranche of the 2016 LTIP by Named Executive Officer is set forth in the table below:

Name	Position in 2018	Target Shares 2018 Tranche	Shares Earned for 2018 Tranche(1)	Value(2)
John T. Reilly	Former Interim Chief Executive Officer, Former Chief Parks Operations Officer and Former Chief Operating Officer	3,098	3,830	$104,521
Marc G. Swanson	Chief Financial Officer and Treasurer	1,370	1,694	$46,229
G. Anthony (Tony) Taylor	Chief Legal Officer, General Counsel and Corporate Secretary	4,427	5,475	$149,413
Walter Bogumil	Chief Strategy Officer	N/A	N/A	N/A
Dr. Christopher (Chris) Dold	Chief Zoological Officer	1,105	1,367	$37,305

(1)	Mr. Bogumil was not a participant in the 2016 LTIP. Messrs. Manby, Roddy and Esparza forfeited their 2018 Tranche shares upon ceasing to be employees of the Company during 2018.
(2)	Value is based on the closing price of our stock of $27.29 on February 28, 2019.

2019 Program Design

Following meetings with stockholders as part of the Company outreach efforts described above, we made changes to our compensation program for 2019 to continue to closely align the compensation of our NEOs with the interests of our stockholders, respond to the feedback we received during our stockholder outreach and contribute to the success of the Company.

2019 Base Salary

No salary increases were made to our NEOs’ salaries in 2019 that were not related to a promotion or a significant change in role.

2019 Annual Cash & Stock Incentive Awards

We have designed our annual bonus program for 2019 as follows:

•

We have retained a balanced scorecard of annual performance using Adjusted EBITDA, Total Revenue and Free Cash Flow (calculated as Adjusted EBITDA less capital expenditures) as our primary financial metrics.

•

We have maintained an individual objectives component and increased the weighting to 20% of the total award. Additionally, we have added a discretionary component for 2019. Fiscal 2019 performance weightings are as follow:

Performance Metric	Weighting
Adjusted EBITDA (as defined above)	50%
Total Revenue	10%
Free Cash Flow	10%
Individual Objectives	20%
Discretionary	10%

•

Certain executives (but none of our currently serving NEOs) may have additional performance measures and/or more tailored weightings based on their specific roles and responsibilities (for example, Park Presidents have park-specific goals).

•

We added a cost reduction component to the annual bonus plan whereby all awards will be reduced by 25% if our targeted cost reduction goals are not met, even if other performance measures are achieved.

•	We have maintained the annual bonus design feature whereby no awards are earned if our Adjusted EBITDA threshold goal is not met except for individual objectives and the discretionary components.

•

The 2019 annual bonus award continues to be in the form of 50% equity (restricted stock units which will be settled in shares of our common stock) and 50% cash based on our performance versus our annual goals.

2019 Long-Term Incentive Awards

We have designed our 2019 Long-Term Incentive Plan to support the achievement of aggressive goals. We believe the changes outlined below strengthen the long-term focus of the plan and believe their achievement will deliver significant value to our stockholders:

•

We have increased emphasis on performance-based compensation by shifting the weighting of performance-vesting equity awards from 67% under the 2018 Long-Term Incentive Plan to 75% under the 2019 Long-Term Incentive Plan. All LTIP-eligible employees participate in the program at this performance weighting.

•	We will continue to use Adjusted EBITDA and ROIC as our performance metrics for our long-term incentive plan. However, for 2019, we made the following changes in how the performance metrics are used:

•	Threshold Adjusted EBITDA must be achieved before any of the 2019 LTIP award can be earned.

•	If the ROIC target is not met, earned awards will be reduced by 25%.

•

We have set aggressive three-year performance goals and front-loaded long-term equity awards for 2019, 2020 and 2021 (i.e., a 3x award). We do not expect to make additional long-term incentive awards until the earlier of 2022 or in the year when our three-year performance goal is achieved, if sooner than fiscal 2021.

•

We designed the plan so that achievement of our LTIP performance goals only results in vesting of 50% of the award for a given level of performance. The remaining 50% of units are subject to a one-year performance test period. The goal achieved must be met again or exceeded the next fiscal year before the remaining units are earned.

•

The target number of front-loaded 2019 LTIP units granted is the maximum number that may be earned. There is no additional upside. Threshold performance and target performance results in a maximum of 25% or 50% of the targeted units earned, respectively, subject to reduction if the ROIC goal is not met. The remaining 25% or 50% of the units will only be earned if threshold or target performance, as applicable, for Adjusted EBITDA is maintained in the following year, subject to reduction if the ROIC goal is not met.

•	We replaced time-vested restricted stock units with stock options on a one-for-one basis.

Benefits & Perquisites

We provide to all our employees, including our named executive officers, broad-based benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. Broad-based employee benefits include:

•	401(k) savings plan;

•	medical, dental, vision, life and accident insurance, disability coverage, dependent care and healthcare flexible spending accounts; and

•	employee assistance program benefits.

Under our 401(k) savings plan, we match a portion of the funds set aside by the employee. All matching contributions by us become vested on the two-year anniversary of the participant’s hire date. At no cost to the employee, we provide an amount of basic life and accident insurance coverage valued at two times the employee’s annual base salary. The employee may also select supplemental life and accident insurance, for a premium to be paid by the employee.

We also provide our executive officers with limited perquisites and personal benefits that are not generally available to all employees, such as executive relocation assistance and complimentary access to our theme parks. In addition, all employees with at least three weeks of vacation have the opportunity to participate in our vacation sell benefit program and sell back vacation days to us in order to offset personal health insurance premiums. We provide these limited perquisites and personal benefits in order to further our goal of attracting and retaining our executive officers. These benefits and perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnote in accordance with SEC rules. We continue to review our benefits and perquisites programs for all employees, including our Named Executive Officers.

Employment Agreements

We entered into employment agreements with Messrs. Antorcha, Manby, Roddy and Esparza in connection with their appointments as Chief Executive Officer, President and Chief Executive Officer, Chief Human Resources & Culture Officer and Chief Creative Officer, respectively, and an offer letter with Mr. Bogumil in connection with his appointment as Chief Strategy Officer. Other than as described below, we do not have an employment agreement or offer letter with Messrs. Reilly, Swanson, Taylor or Dold. The employment agreements and offer letter provide the terms of the executive’s compensation, including in the event of termination, and the employment agreements contain restrictive covenants. For a description of the employment agreements and offer letter, as applicable, we entered into with Messrs. Manby, Roddy, Esparza and Bogumil, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2018—Employment Agreements and Offer Letters.”

Severance Arrangements

Our Board of Directors believes that our Amended and Restated Key Employee Severance Plan (the “Severance Plan”) is necessary to attract and retain the talent necessary for our long-term success. Our Board of Directors views our Severance Plan as a recruitment and retention device that helps secure the continued employment and dedication of our named executive officers, including when we are considering strategic alternatives.

Each of our named executive officers is eligible for the Severance Plan benefits, however each of Messrs. Antorcha, Manby, Roddy and Esparza have or had separate severance provisions in their employment agreements that govern the terms of their severance. As discussed in “—Leadership Changes above, Messrs. Manby, Roddy and Esparza are no longer with the Company and received severance benefits as set forth in the “All Other Compensation” column of the Summary Compensation Table and described under Potential Payments Upon Termination—Severance Arrangements and Restrictive Covenants.” Under the terms of the Severance Plan, each participating named executive officer is entitled to severance benefits if his employment is terminated for any reason other than voluntary resignation or willful misconduct. The severance payments under the Severance Plan are contingent upon the affected executive’s execution of a release and waiver of claims, which contains non-compete, non-solicitation and confidentiality provisions. On March 14, 2019, Mr. Reilly announced his intention to resign as Chief Operating Officer of the Company. He did not receive any severance compensation.

Executive Compensation Governance Practices

Stock Ownership Guidelines

In order to align management and stockholder interests, the Company maintains stock ownership guidelines for our executive officers. These guidelines were revised in 2017 to align with the new leadership structure and to increase ownership levels for several executive officers as follows: (i) the Chief Executive Officer is required to hold shares of common stock with a value at least equal to six (6) times his base salary; (ii) all other NEOs are required to hold shares of common stock with a value at least equal to three (3) times such executive’s base salary; (iii) other covered executives are required to hold shares of common stock with a value at least two to three times (2-3) such executive’s base salary. If an executive officer is not in compliance with the stock ownership guidelines, the executive is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership.

Hedging and Pledging Policies

The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.

Equity Award Grant Policy

In March 2015, the Company adopted an Equity Award Grant Policy, as amended, that formalized our process for granting equity-based awards to executive officers and employees. Under our Equity Award Grant Policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the Compensation Committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the Compensation Committee or the Board may consider and approve any such grant. Grants of equity awards to current employees will generally be made, if at all, on an annual basis on the second business day following the filing of the Company’s Form 10-K, unless such day is not a day on which the New York Stock Exchange (or such other national securities exchange on which the Company’s common stock is then principally listed) is open for trading, in which case it is expected to be the next such trading day.

Compliance with IRS Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for any compensation in excess of $1 million paid to named executive officers. Prior to January 1, 2018, the provision did not apply to certain performance-based compensation as long as specified requirements are met. The Tax Cuts and Jobs Act eliminated the qualified performance-based exception, provided the Company will continue to rely on the qualified performance-based exception where able in certain grandfathered provisions.

Clawback Policy

In 2017, our Compensation Committee adopted a clawback and recoupment policy. The policy covers all executive officers as well as all participants receiving awards under the Plan and, to the extent designated by the Board or the Compensation Committee from time to time by notice to such individual, any other current or former employee, officer, consultant or director of the Company and its subsidiaries (collectively, the “Covered Individuals”). Under the policy, any incentive award or payment that is in excess of the amount that a Covered Individual should otherwise have received under the terms of such award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error but excluding a restatement resulting from a change in accounting policy or applicable law), the Covered Individual is required to repay any such excess amount to the Company. In addition, the Compensation Committee may, in its sole discretion, provide for the cancellation of outstanding awards or forfeiture and repayment of any gain or amount realized on the vesting, exercise or payment of awards if a participant engages in Detrimental Activity (as defined in the Plan). These activities include (i) the breach of any covenants relating to disclosure of confidential or proprietary information, non-competition, non-solicitation, non-disparagement or other similar restrictions on conduct contained in any agreement between a Covered Individual and the Company or any written policies of the Company; (ii) any activity that would be grounds to terminate the Covered Individual’s employment or service for Cause; or (iii) any activity, including fraud or other conduct contributing to financial restatement or accounting irregularities.

In addition, as noted above under “—2018 Long-Term Incentive Awards” and “—2019 Long-Term Incentive Awards,” our equity awards are subject to restrictive covenants and may be subject to clawback or forfeiture if the recipient breaches any of the restrictive covenants or otherwise engages in any Detrimental Activity (as defined in the Plan).

Compensation Actions Taken in Connection with Leadership Changes

In connection with Mr. Reilly’s appointment as Interim Chief Executive Officer, effective February 26, 2018, the Board approved an increase of $30,000 in his annual base salary to $375,000 and a supplemental restricted stock unit grant with a grant date value of $500,000, which was awarded in connection with the general 2018 equity grant cycle. The restricted stock units were to vest on the third anniversary of the grant date and are in addition to any other equity awards to be made to Mr. Reilly in respect of the 2018 cycle. If Mr. Reilly’s employment had been terminated by the Company without “cause” prior to the vesting date, he would have vested in full in the restricted stock units. In addition, Mr. Reilly was to be treated as a “Tier 1” employee under the Severance Plan if his employment was terminated by the Company without “cause” during his service as Interim Chief Executive Officer (and for a period of one year thereafter). On March 14, 2019, Mr. Reilly informed the Company of his intention to resign from the Company effective March 31, 2019. Mr. Reilly did not receive any severance payments as a result of his resignation.

Compensation of Our New CEO:

Effective on February 18, 2019, Gustavo (Gus) Antorcha was appointed Chief Executive Officer and Director of the Company. The Company entered into an Employment Agreement with Mr. Antorcha, dated February 4, 2019 with the following material terms:

•	Initial three-year term with automatic one-year renewals thereafter;

•	A salary of $600,000;

•	An annual bonus target equal to 150% of his salary, prorated for 2019. 50% of the bonus is payable in cash and 50% is payable in stock consistent with our plans for other executives;

•	Equity awards as follow:

•

One-time sign-on grant of restricted stock units (RSU’s) with a value (using the 30-day volume-weighted average price of the Company’s common stock) equal to $1,000,000 vesting in three equal annual installments (the “Antorcha Sign-On Time-Vesting RSU’s”);

•

An initial stock option award covering an underlying number of shares equal to $3,000,000 divided by the 30-day volume-weighted average price of the Company’s common stock on the date of grant. The options will vest on the earlier of the third anniversary of the date of grant, the vesting date of the Sign-On PSU Grant (as defined below) and a change in control;

•

An initial performance stock unit grant with a value (using the 30-day volume-weighted average price of the Company’s common stock) equal to $7,500,000 with terms substantially the same as those described above in the section “2019 Long-Term Incentive Awards.”

•

The Company will also reimburse Mr. Antorcha for up to $20,000 in reasonable relocation expenses, up to $20,000 in reasonable attorney’s fees incurred in the negotiation of the Employment Agreement and for reasonable business expenses.

•	Mr. Antorcha’s agreement also calls for certain payments in the event of his termination of employment with the Company.

•

In the event of a termination of Mr. Antorcha’s employment by the Company without “cause” (as defined in his employment agreement) or by him for “good reason” (as defined his employment agreement), subject to his execution of a general release of claims in favor of the Company, he will be entitled to receive: (w) all accrued but unpaid base salary and unused vacation through the date of termination, any accrued but unpaid annual bonus in respect of any prior fiscal year, any benefits provided under the Company’s employee benefit plans or any incentive plans upon a termination of employment, including rights with respect to Company equity (or equity derivatives), in accordance with the terms contained therein and reimbursement for unreimbursed business expenses (collectively, the “Accrued Obligations”), (x) two times the sum of his base salary plus the greater of (A) the annual bonus earned in respect of the year prior to the fiscal year of termination (not to exceed target annual bonus) and (B) the threshold bonus amount, (y) full accelerated vesting of the Antorcha Sign-On Time-Vesting RSU’s and (z) subject to his election of COBRA continuation coverage, for a period of up to 24 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same

•

If Mr. Antorcha’s employment is terminated as a result of his death or “disability” (as defined in his employment agreement), he will be entitled to receive (x) the Accrued Obligations and (y) a pro-rated portion of the annual bonus in respect of the year in which his termination occurs based upon actual performance for the year.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers for services rendered to us for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John T. Reilly(5)	2018	370,346	—	1,200,000	—	161,679	12,025	1,744,050
Former Interim Chief Executive Officer, Chief Parks Operations Officer and Chief Operating Officer

Joel K. Manby(6)	2018	166,667	—	—	—	—	6,615,180	6,781,847
Former Director, President and Chief Executive Officer	2017	1,000,000	—	7,085,032	—	—	89,280	8,174,312
	2016	1,000,000	—	2,972,194	1,333,331	—	86,539	5,392,064

Marc G. Swanson	2018	350,000	—	820,809	—	153,220	19,873	1,343,902
Chief Financial Officer and Treasurer	2017	309,171	—	813,980	—	—	24,986	1,148,137
	2016	280,008	56,880	288,915	74,666	—	24,446	724,915

G. Anthony (Tony) Taylor	2018	362,000	—	698,938	—	158,763	23,143	1,242,844
Chief Legal Officer, General Counsel and Corporate Secretary	2017	362,000	—	2,034,356	—	—	35,597	2,431,953
	2016	362,000	—	754,242	241,331	—	32,483	1,390,056

Walter Bogumil	2018	188,462	—	3,015,922	—	76,680	26,095	3,307,159
Chief Strategy Officer

Dr. Christopher (Chris) Dold	2018	250,000	—	343,203	—	108,743	7,347	709,293
Chief Zoological Officer

Jack Roddy(6)	2018	210,000	—	590,092	—	—	1,530,545	2,330,637
Former Chief Human Resources & Culture Officer	2017	420,000	100,000	1,155,670	—	—	41,082	1,716,752
	2016	224,538	100,000	1,966,644	99,998	—	71,151	2,462,331

Anthony Esparza(6)	2018	56,667	—	—	—	—	1,186,639	1,243,306
Former Chief Creative Officer	2017	325,000	—	900,622	—	—	40,285	1,265,907
	2016	325,000	275,000	343,031	108,330	—	88,226	1,139,587

(1)	Amounts included in this column reflect actual salary earned during each fiscal year while employed by the Company.
(2)

Amounts included for 2018 reflect the aggregate grant date fair value of restricted stock and option awards, as applicable, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”) utilizing the assumptions discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2018. These amounts include restricted stock awards granted in 2018 under the 2018 Bonus Plan and the 2018 Long-Term Incentive Plan, as applicable. Amounts for Mr. Reilly also include restricted stock awards granted in connection with his appointment as Interim Chief Executive Officer and amounts for Mr. Bogumil also include restricted stock awards granted pursuant to the terms of his employment offer letter. There were no option awards granted in 2018. For 2018, these amounts factor in the target outcome of the performance conditions, if any, as of the grant date. Assuming the highest level of achievement on performance awards as of the grant date, the aggregate grant date fair value of all stock granted in fiscal 2018 would have been: Mr. Reilly– $1,825,009; Mr. Swanson– $1,326,623; Mr. Taylor– $1,325,481; Mr. Bogumil– $3,586,537; Dr. Dold– $686,405; and Mr. Roddy– $1,096,187.

For Messrs. Reilly, Swanson, Taylor, and Dold, amounts shown for 2018 also include the target grant date fair value of performance-vesting restricted stock awarded under the 2016 Long-Term Incentive Plan for shares in the tranche relating to the fiscal year 2018 performance period. These amounts are as follows: Mr. Reilly– $47,520; Mr. Swanson– $21,372; Mr. Taylor– $69,069; and Dr. Dold– $16,966. For Mr. Swanson, amounts shown for 2018 also include $62,701 related to the target grant date fair value of a one-time prorated grant in 2018 of performance-vesting restricted stock awarded under the 2017 Long-Term Incentive Plan in accordance with the terms of Mr. Swanson’s appointment to Chief Financial Officer in 2017. For Messrs. Manby and Esparza, no awards were granted in 2018 as they were terminated prior to any grant taking place.

(3)	Amounts included in this column reflect actual cash bonus earned in 2018 under the 2018 Bonus Plan.
(4)	Amounts reported under All Other Compensation for fiscal 2018 include the following:

Description	John T. Reilly	Joel K. Manby	Marc G. Swanson	G. Anthony (Tony) Taylor	Walter Bogumil	Dr. Christopher (Chris) Dold	Jack Roddy	Anthony Esparza
Contributions to our 401(k) plan on behalf of our named executive officers	$9,530	$5,000	$9,364	$9,286	$—	$6,562	$6,300	$1,983
Life and long-term disability insurance premiums paid by us on behalf of our named executive officers	1,168	1,806	1,086	1,326	1,095	785	1,311	1,208
Severance benefits	—	6,608,374	—	—	—	—	1,520,290	1,183,448
Relocation benefits	—	—	—	—	25,000	—	2,000	—
Relocation benefits gross up	—	—	—	—	—	—	644	—
Dollar value of vacation days sold to pay for personal health insurance premiums and other benefits under our vacation sell benefit program	1,327	—	9,423	12,531	—	—	—	—

Total All Other Compensation	$12,025	$6,615,180	$19,873	$23,143	$26,095	$7,347	$1,530,545	$1,186,639

In addition, the named executive officers (and their spouses) each receive a Corporate Executive Card that entitles them and an unlimited number of guests to complimentary access to our theme parks. There is no incremental cost to us associated with the use of the Corporate Executive Card.

(5)	For Mr. Reilly, his termination date was March 31, 2019.
(6)	For Messrs. Manby, Roddy, and Esparza their termination dates were February 26, 2018, June 26, 2018, and March 1, 2018, respectively.

Grants of Plan-Based Awards in 2018

The following table provides information relating to grants of plan-based awards made to our named executive officers during 2018.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
John T. Reilly
	Annual Cash Incentive	—	74,000	148,000	296,000	—	—	—	—	—
	Annual Equity Incentive(3)	3/2/2018	—	—	—	5,116	10,231	15,347	—	149,991
	Time-Vesting Restricted Stock(4)	3/2/2018	—	—	—	—	—	—	34,106	499,994
	Performance-Vesting Restricted Stock(5)	3/2/2018	—	—	—	17,138	34,277	68,553	—	502,493
	Performance-Vesting Restricted Stock(6)	2/22/2018	—	—	—	1,549	3,098	6,196	—	47,520

Joel K. Manby(7)		—	—	—	—	—	—	—	—	—

Marc G. Swanson
	Annual Cash Incentive	—	70,000	140,000	280,000	—	—	—	—	—
	Annual Equity Incentive(3)	3/2/2018	—	—	—	4,775	9,549	14,324	—	139,993
	Time-Vesting Restricted Stock(4)	3/2/2018	—	—	—	—	—	—	16,712	244,998
	Performance-Vesting Restricted Stock(5)	3/2/2018	—	—	—	11,997	23,994	47,987	—	351,745
	Performance-Vesting Restricted Stock(8)	3/2/2018	—	—	—	2,139	4,277	8,554	—	62,701
	Performance-Vesting Restricted Stock(6)	2/22/2018	—	—	—	685	1,370	2,740	—	21,372

G. Anthony (Tony) Taylor
	Annual Cash Incentive	—	72,400	144,800	289,600	—	—	—	—	—
	Annual Equity Incentive(3)	3/2/2018	—	—	—	4,938	9,877	14,815	—	144,792
	Performance-Vesting Restricted Stock(5)	3/2/2018	—	—	—	16,544	33,089	66,177	—	485,077
	Performance-Vesting Restricted Stock(6)	2/22/2018	—	—	—	2,214	4,427	8,855	—	69,069

Walter Bogumil
	Annual Cash Incentive	—	35,000	70,000	140,000	—	—	—	—	—
	Annual Equity Incentive(3)	7/9/2018	—	—	—	1,589	3,179	4,768	—	69,994
	Time-Vesting Restricted Stock(4)	6/18/2018	—	—	—	—	—	—	110,717	2,410,309
	Performance-Vesting Restricted Stock(5)	6/18/2018	—	—	—	12,302	24,604	49,207	—	535,618

Dr. Christopher (Chris) Dold
	Annual Cash Incentive	—	50,000	100,000	200,000	—	—	—	—	—
	Annual Equity Incentive(3)	3/2/2018	—	—	—	3,410	6,821	10,231	—	74,993
	Performance-Vesting Restricted Stock(5)	3/2/2018	—	—	—	8,569	17,138	34,276	—	251,243
	Performance-Vesting Restricted Stock(6)	2/22/2018	—	—	—	553	1,105	2,211	—	16,966

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Jack Roddy
	Annual Cash Incentive	—	84,000	168,000	336,000	—	—	—	—	—
	Annual Equity Incentive(3)	3/2/2018	—	—	—	5,730	11,459	17,189	—	167,994
	Performance-Vesting Restricted Stock(5)	3/2/2018	—	—	—	14,396	28,793	57,585	—	422,098

Anthony Esparza(7)		—	—	—	—	—	—	—	—	—

(1)

Reflects possible cash payouts under our 2018 Bonus Plan. See “Compensation Discussion and Analysis—2018 Compensation Design and Decisions—2018 Annual Cash & Stock Incentive Awards” for a discussion of threshold, target and maximum cash incentive compensation payouts.

(2)

Reflects grant date fair value of the restricted stock awards, calculated in accordance with ASC Topic 718 and utilizing the assumptions discussed in Note 19 to our consolidated financial statements for the year ended December 31, 2018. These amounts factor in the target outcome of the performance conditions, if any, as of the grant date.

(3)	Amounts shown reflect possible equity payouts under our 2018 Bonus Plan.
(4)

Amounts shown reflect grants of time-vesting restricted stock awards for fiscal 2018. See “Compensation Discussion and Analysis—2018 Compensation Design and Decisions—2018 Long-Term Incentive Awards.” For information regarding awards of time-vesting restricted stock made to Mr. Reilly in connection with his appointment as Interim Chief Executive Officer and Mr. Bogumil pursuant to the terms of his employment offer letter, see “Compensation Discussion and Analysis—Compensation Actions Taken During 2018 in Connection with Leadership Changes.”

(5)

Amounts shown reflect possible payouts relating to the three year performance period for performance-vesting restricted stock granted under our 2018 Long-term Incentive Plan. The value factors in the target outcome of the performance conditions as of the grant date. See “Compensation Discussion and Analysis—2018 Compensation Design and Decisions—2018 Long-Term Incentive Awards.”

(6)

Amounts shown reflect possible payouts relating to the three year performance period for performance-vesting restricted stock granted under our 2017 Long-Term Incentive Plan in accordance with the terms of Mr. Swanson’s appointment to Chief Financial Officer in 2017. The value factors in the target outcome of the performance conditions as of the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2018

Employment Agreements and Offer Letter

We entered into the employment agreements described below with Messrs. Manby, Roddy and Esparza and an Offer letter with Mr. Bogumil. For a description of the provisions of the employment agreements with Messrs. Manby, Roddy and Esparza relating to payments upon termination of employment and restrictive covenants, see “Potential Payments Upon Termination—Severance Agreements and Restrictive Covenants.”

Mr. Manby

In connection with his appointment as our President and Chief Executive Officer, effective April 7, 2015, the Company entered into an employment agreement with Mr. Manby, dated March 16, 2015, and amended as of December 7, 2016 (such employment agreement, as so amended, the “Manby Employment Agreement”). The Manby Employment Agreement provided for an initial three-year term ending on April 7, 2018 with automatic renewal of the employment term for successive one-year periods thereafter. During the employment term, Mr. Manby served as Chief Executive Officer of the Company and was entitled to:

•	an annual base salary of $1,000,000;

•	an annual bonus opportunity under our annual bonus plan with a target amount equal to 120% of his base salary; and

•	beginning fiscal year 2016, annual long-term equity incentive awards with a target value equal to $4,000,000 (based on grant date fair value).

Mr. Roddy

In connection with his appointment as our Chief Human Resources & Culture Officer effective June 20, 2016, the Company entered into an employment agreement with Mr. Roddy, dated June 14, 2016 and amended as of September 15, 2016 and December 7, 2016 (such employment agreement, as so amended, the “Roddy Employment Agreement”). The Roddy Employment Agreement provided for a three-year term ending on June 20, 2019. During the employment term, Mr. Roddy served as Chief Human Resources & Culture Officer of the Company and was entitled to:

•	an annual base salary of $420,000;

•

annual long-term equity incentive awards with a target value equal to $300,000 (based on grant date fair value) subject to such vesting and other terms and conditions as the Compensation Committee shall determine and otherwise subject to the Compensation Committee’s annual compensation review discretion and in accordance with the Company’s Equity Award Grant Policy; and

•	beginning fiscal year 2017, an annual bonus opportunity under our annual bonus plan with a target amount no less than 80% of his base salary.

Mr. Esparza

In connection with his appointment as our Chief Creative Officer effective September 8, 2015, the Company entered into an employment agreement with Mr. Esparza, effective August 16, 2015 and amended as of December 7, 2016 (such employment agreement, as so amended, the “Esparza Employment Agreement”). The Esparza Employment Agreement provided for a three-year term ending on September 8, 2018. During the employment term, Mr. Esparza served as Chief Creative Officer of the Company and was entitled to:

•	an annual base salary of $325,000;

•

annual long-term equity incentive awards with a target value equal to $325,000 (based on grant date fair value) subject to such vesting and other terms and conditions as the Compensation Committee shall determine and otherwise subject to the Compensation Committee’s annual compensation review discretion and in accordance with the Company’s Equity Award Grant Policy; and

•	beginning fiscal year 2017, an annual bonus opportunity under our annual bonus plan with a target amount no less than 80% of his base salary.

Mr. Bogumil

In connection with his appointment as our Chief Strategy Officer effective June 18, 2018, the Company entered into an offer letter with Mr. Bogumil, dated June 2, 2018 (such offer letter, the “Bogumil Offer Letter”). The Bogumil Offer Letter provides that Mr. Bogumil will serve as Chief Strategy Officer of the Company and is entitled to:

•	an annual base salary of $350,000;

•

annual long-term equity incentive awards with a target value equal to 150% of his base salary subject to vesting and other terms and conditions of both the Company’s standard stock award agreement and the Company’s equity incentive plan; and

•	an annual bonus opportunity under our annual bonus plan with a target amount of 80% of his annual base salary pro-rated for 2018 from his start date.

In addition, upon his commencement of employment with the Company, Mr. Bogumil received a one-time grant of restricted stock units (“RSUs”) with a grant date value equal to $2,250,000 and performance share units (“PSUs”) with a grant date value equal to $1,000,000 calculated by taking the value of each respective grant and dividing it by the average closing price of the Company’s common stock during the ten trading days immediately preceding his start date. The RSUs will vest in three equal annual installments over the first three anniversaries of the date of grant and the PSUs will vest if the Company achieves its 2018 long-term incentive goal prior to 2020 so long as Mr. Bogumil remains employed by the Company through such dates. The Company also agreed to provide a lump sum payment of $25,000 to assist with relocation expenses.

Outstanding Equity Awards at 2018 Fiscal-Year End

The following table provides information regarding outstanding equity awards made to our named executive officers as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(3)	Market Value of Shares or Units That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John T. Reilly	9,712	3,643	18.96	3/3/2025
	8,528	8,528	18.17	3/1/2026
	14,197	14,197	14.17	7/1/2026
					104,730	2,313,486	33,688	744,168
Joel K. Manby	—	—	—	—	—	—	—	—
Marc G. Swanson	10,507	3,503	18.96	3/3/2025
	13,404	4,469	17.23	9/1/2025
	9,955	9,956	18.17	3/1/2026
					51,708	1,142,230	22,414	495,114
G. Anthony (Tony) Taylor	41,229	13,744	18.96	3/3/2025
	32,177	32,178	18.17	3/1/2026
					83,842	1,852,070	36,390	803,855
Walter Bogumil	—	—	—	—
					114,199	2,522,656	12,302	271,740
Dr. Christopher (Chris) Dold	4,094	1,365	18.96	3/3/2025
	3,195	3,196	18.17	3/1/2026
	4,909	4,910	14.17	7/1/2026
					24,464	540,410	15,422	340,672
Jack Roddy	—	—	—	—	—	—	—	—
Anthony Esparza	—	—	—	—	—	—	—	—

(1)	Reflects time-vesting nonqualified stock options that vested and were exercisable as of December 31, 2018.
(2)

Reflects time-vesting nonqualified stock options that had not vested as of December 31, 2018. The following provides information with respect to the remaining vesting schedule of the time-vesting nonqualified stock options that had not vested as of December 31, 2018:

Mr. Reilly—of these outstanding nonqualified stock options; (i) 3,643 with an exercise price of $18.96 vested on March 3, 2019; and (ii) 4,264 with an exercise price of $18.17 vested on March 1, 2019. All vested options expire on June 29, 2019. All other remaining options that had not vested as of March 31, 2019 forfeited on such date in connection with Mr. Reilly’s departure from the Company.

Mr. Swanson—of these outstanding nonqualified stock options; (i) 3,503 with an exercise price of $18.96 vested on March 3, 2019; (ii) 4,469 with an exercise price of $17.23 vest on September 1, 2019; and (iii) 4,978 with an exercise price of $18.17 vested on March 1, 2019 and the remaining 4,978 vest on March 1, 2020.

Mr. Taylor—of these outstanding nonqualified stock options; (i) 13,744 with an exercise price of $18.96 vested on March 3, 2019; and (ii) 16,089 with an exercise price of $18.17 vested on March 1, 2019 and the remaining 16,089 vest on March 1, 2020.

Dr. Dold—of these outstanding nonqualified stock options; (i) 1,365 with an exercise price of $18.96 vested on March 3, 2019; (ii) 1,598 with an exercise price of $18.17 vested on March 1, 2019 and the remaining 1,598 vest on March 1, 2020; and (iii) 4,910 with an exercise price of $14.17 vest in equal installments on July 1, 2019 and 2020.

(3)

Reflects time-vesting shares or units of restricted stock that had not vested as of December 31, 2018 and performance-vesting shares or units of restricted stock where performance conditions have been satisfied but shares or units have not vested as of December 31, 2018 due to service conditions. In particular, includes performance-vesting shares of restricted stock under the 2016 Long-Term Incentive Plan that relate to the 2018 performance period and performance-vesting units of restricted stock under the Company’s 2018 annual bonus plan. The following provides information with respect to the remaining vesting schedule of the shares or units of restricted stock that had not vested as of December 31, 2018:

Mr. Reilly—of these outstanding restricted awards; (i) 3,830 are performance-vesting shares of restricted stock pertaining to the 2016 Long-Term Incentive Plan which vested on February 28, 2019 based on the Company’s performance in 2018; (ii) 11,028 are performance-vesting units of restricted stock pertaining to the 2018 annual bonus plan which vested on February 28, 2019; (iii) 844 are time-vesting shares of restricted stock that vested on March 3, 2019; and (iv) 1,760 are time-vesting shares of restricted stock of which 880 vested on March 1, 2019. The remaining 88,148 forfeited on March 31, 2019 in connection with Mr. Reilly’s departure from the Company on such date.

Mr. Swanson—of these outstanding restricted awards; (i) 1,694 are performance-vesting shares of restricted stock pertaining to the 2016 Long-Term Incentive Plan which vested on February 28, 2019 based on the Company’s performance in 2018; (ii) 10,451 are performance-vesting units of restricted stock pertaining to the 2018 annual bonus plan which vested on February 28, 2019; (iii) 811 are time-vesting shares of restricted stock that vested on March 3, 2019; (iv) 968 are time-vesting shares of restricted stock that will vest on September 1, 2019; (v) 2,055 are time-vesting shares of restricted stock of which 1,027 vested on March 1, 2019 and the remaining will vest on March 1, 2020; (vi) 12,281 are time-vesting shares of restricted stock which vest in substantially equal installments on March 3, 2020, 2021 and 2022; (vii) 16,712 are time-vesting shares of restricted stock which vest in substantially equal installments on March 3, 2021, 2022 and 2023; and (viii) 6,736 are time-vesting shares of restricted stock which will vest on August 29, 2019.

Mr. Taylor—of these outstanding restricted awards; (i) 5,475 are performance-vesting shares of restricted stock pertaining to the 2016 Long-Term Incentive Plan which vested on February 28, 2019 based on the Company’s performance in 2018; (ii) 10,829 are performance-vesting units of restricted stock pertaining to the 2018 annual bonus plan which vested on February 28, 2019; (iii) 3,182 are time-vesting shares of restricted stock that vested on March 3, 2019; (iv) 6,641 are time-vesting shares of restricted stock of which 3,320 vested on March 1, 2019 and the remaining will vest on March 1, 2020; (v) 39,692 are time-vesting shares of restricted stock which vest in substantially equal installments on March 3, 2020, 2021 and 2022; and (vi) 18,023 are time-vesting shares of restricted stock which will vest in substantially equal installments on October 2, 2019 and 2020.

Mr. Bogumil—of these outstanding restricted awards; (i) 3,482 are performance-vesting units of restricted stock pertaining to the 2018 annual bonus plan which vested on February 28, 2019; and (ii) 110,717 are time-vesting units of restricted stock that vest in substantially equal installments on June 18, 2019, 2020 and 2021.

Dr. Dold—of these outstanding restricted awards; (i) 1,367 are performance-vesting shares of restricted stock pertaining to the 2016 Long-Term Incentive Plan which vested on February 28, 2019 based on the Company’s performance in 2018; (ii) 7,417 are performance-vesting units of restricted stock pertaining to the 2018 annual bonus plan which vested on February 28, 2019; (iii) 316 are time-vesting shares of restricted stock that vested on March 3, 2019; (iv) 660 are time-vesting shares of restricted stock of which 330 vested on March 1, 2019 and the remaining vest on March 1, 2020; (v) 998 are time-vesting shares of restricted stock which vest in equal installments on July 1, 2019 and 2020; and (vi) 13,706 are time-vesting shares of restricted stock which vest in substantially equal installments on March 3, 2020, 2021 and 2022.

(4)	Market value is based upon the closing market price of our common stock on December 31, 2018.

(5)

Reflects performance-vesting shares of restricted stock under the 2018 and 2017 Long-Term Incentive Plans that have not been earned as of December 31, 2018. Does not reflect performance-vesting shares of restricted stock under the 2016 Long-Term Incentive Plans that relate to the fiscal year 2018 performance period.

The performance-vesting units of restricted stock granted under the 2018 Long-Term Incentive Plan will vest, if at all, based on the Company’s achievement of Adjusted EBITDA and Return on Invested Capital (“ROIC”) performance measures for the performance period beginning on January 1, 2018 and ending on December 31, 2020. As of December 31, 2018, the achievement level with respect to these metrics was below threshold, accordingly, the number and value of the units of performance-vesting restricted stock that are expected to vest reported in the table reflect amounts based on threshold performance. The actual number of units that will vest with respect to the performance-vesting units of restricted stock granted under the 2018 Long-Term Incentive Plan is not determinable.

The performance-vesting shares of restricted stock granted under the 2017 Long-Term Incentive Plan will vest, if at all, based on the Company’s achievement of Adjusted EBITDA, Total Revenue, and ROIC performance measures for the performance period beginning on January 1, 2017 and ending on December 31, 2019. As of December 31, 2018, the achievement level with respect to these metrics was above threshold, but below target accordingly, the number and value of the shares of performance-vesting restricted stock that are expected to vest reported in the table reflect amounts based on target performance. The actual number of shares that will vest with respect to the performance-vesting shares of restricted stock granted under the 2017 Long-Term Incentive Plan is not determinable.

The following table provides information regarding the number of shares or units at threshold under the 2018 Long-Term Incentive Plan and at target under the 2017 Long-Term Incentive Plan outstanding as of December 31, 2018.

	2017 Long-Term Incentive Plan		2018 Long-Term Incentive Plan
Name	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)
John T. Reilly	16,550	365,590	17,138	378,578
Marc G. Swanson	10,417	230,111	11,997	265,003
G. Anthony (Tony) Taylor	19,846	438,398	16,544	365,457
Walter Bogumil	—	—	12,302	271,740
Dr. Christopher (Chris) Dold	6,853	151,383	8,569	189,289

Option Exercises and Stock Vested in 2018

The following table provides information regarding the values realized by our named executive officers upon the vesting of stock awards in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
John T. Reilly	—	—	12,463	320,126
Marc G. Swanson	—	—	11,034	268,009
G. Anthony (Tony) Taylor	—	—	18,186	400,571
Walter Bogumil	—	—	—	—
Dr. Christopher (Chris) Dold	—	—	1,411	24,343
Joel K. Manby	—	—	124,938	1,966,524
Jack Roddy	15,060	161,167	89,752	1,995,725
Anthony Esparza	8,002	759	64,836	945,309

(1)	The value realized on exercise is based on the market price of our common stock at the time of exercise.
(2)

The value realized on vesting is based on the closing market price of our common stock on the applicable vesting date (or the previous trading day if the vesting date was not a trading day). Amounts for Messrs. Manby, Esparza and Roddy include stock awards which were accelerated to vest in connection with their separation from the Company as required by their respective employment agreements.

Pension Benefits

We have no pension benefits for the executive officers.

Nonqualified Deferred Compensation for 2018

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.

Potential Payments Upon Termination

The following table describes the potential payments and benefits that would have been payable to our named executive officers under existing plans assuming a termination of their employment for reasons other than willful misconduct on December 31, 2018, which was the last business day of fiscal 2018.

The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers. These include accrued but unpaid salary, accrued but unpaid vacation and distributions of plan balances under our 401(k) savings plan.

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Plans ($)(2)	Value of Accelerated Vesting of Equity Awards ($)(3)	Total ($)
John T. Reilly
Voluntary resignation	—	—	—	—
Termination under Severance Plan(4)	911,679	25,000	—	936,679
Termination due to death or “disability”	161,679	—	1,683,970	1,845,649
Change in Control (double trigger)(5)	911,679	25,000	2,904,517	3,841,196
Marc G. Swanson
Voluntary resignation	—	—	—	—
Termination under Severance Plan(4)	503,220	15,000	—	518,220
Termination due to death or “disability”	153,220	—	767,955	921,175
Change in Control (double trigger)(5)	503,220	15,000	1,501,818	2,020,038
G. Anthony (Tony) Taylor
Voluntary resignation	—	—	—	—
Termination under Severance Plan(4)	520,763	15,000	—	535,763
Termination due to death or “disability”	158,763	—	1,265,851	1,424,614
Change in Control (double trigger)(5)	520,763	15,000	2,492,206	3,027,969
Walter Bogumil
Voluntary resignation	—	—	—	—
Termination under Severance Plan(4)	601,680	20,000	—	621,680
Termination due to death or “disability”	76,680	—	593,249	669,929
Change in Control (double trigger)(5)	601,680	20,000	2,631,361	3,253,041
Dr. Christopher (Chris) Dold
Voluntary resignation	—	—	—	—
Termination under Severance Plan(4)	358,743	15,000	—	373,743
Termination due to death or “disability”	108,743	—	488,717	597,460
Change in Control (double trigger)(5)	358,743	15,000	793,780	1,167,523

(1)

Cash severance includes amounts payable to executive with respect to salary and bonus. See “Severance Arrangements and Restrictive Covenants” below for information about how these amounts are calculated.

(2)	Reflects a lump sum cash payment intended to be used to defray the employee’s post-termination health insurance expenses.
(3)

Upon a termination of employment without cause or due to death or disability within 12 months following a change in control, (i) our named executive officers’ unvested options and time-vesting units or shares of restricted stock granted under the 2015, 2016, 2017 and 2018 Long Term Incentive Plans immediately vest and (ii) a pro rata portion of the number of performance-vesting units or shares granted under the 2016, 2017 and 2018 Long Term Incentive Plans earned or eligible to vest based on target performance immediately vest. Upon a termination of employment due to death or “disability” other than within 12 months following a change in control, a pro rata portion of the next installment of unvested options and time-vesting units or shares immediately vest and a pro rata portion of the performance-vesting units or shares based on target performance granted under the 2016, 2017 and 2018 Long Term Incentive Plans vest. See “Compensation Discussion and Analysis—2018 Long-Term Incentive Awards.”

The amounts reported in this column represent the value of unvested restricted units or shares based on the closing market price of our stock on December 31, 2018. The value of unvested stock options is calculated as the difference between the close price on December 31, 2018 and the stock option exercise price, unless the stock option exercise price is higher than the close price, in which case these stock options were not assigned a value.

(4)

Includes terminations relating to (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation, (2) a lack of available position following a return from a certified medical leave of absence or work related injury or illness and (3) termination without cause or a constructive termination.

(5)	For purposes of this table, Change in Control (double trigger) assumes that both a termination of employment without cause and a change in control occur on December 31, 2018.

Severance Arrangements and Restrictive Covenants

We have adopted the Severance Plan for the benefit of certain key employees. Each of the named executive officers employed at year-end was eligible for severance pay and benefits under the Severance Plan. All severance pay and benefits under the Severance Plan must be approved by the Senior Vice President of Human Resources and the Chairman of the Compensation Committee.

Messrs. Reilly, Swanson, Taylor, Bogumil and Dold

Pursuant to the Severance Plan, if the employment of Messrs. Swanson, Taylor, Bogumil, or Dold terminates as a result of (1) job elimination resulting from a business reorganization, reduction in force, facility closure, or business consolidation; (2) job elimination resulting from a sale or merger; (3) lack of an available position following a return from a certified medical leave of absence or work related injury or illness; or (4) termination without cause or a constructive termination, in each case subject to the approval of the Senior Vice President of Human Resources and the Chairman of our Compensation Committee, Messrs. Swanson, Taylor, Bogumil or Dold will be entitled to receive and Mr. Reilly would have been entitled to receive:

•

Severance pay equal to 24 months of annual base salary for Mr. Reilly, 18 months of annual base salary for Mr. Bogumil, and 12 months of annual base salary for Messrs. Swanson, Taylor and Dold, payable in substantially equal, bi-monthly installments made in accordance with the Company’s standard payroll schedule;

•

the pro-rata portion (pro-rated through the date of termination) of the annual cash bonus he would have otherwise been entitled to receive based on actual performance had he remained employed through the payment date (not to exceed his annual target bonus amount); and

•

a lump sum cash payment equal to $25,000 for Mr. Reilly, $20,000 for Mr. Bogumil, and $15,000 for Messrs. Swanson, Taylor and Dold, which is intended to defray post-termination health insurance expenses.

In order to be eligible for the Severance Plan benefits, the key employee must sign and return a release and waiver of claims that will include but is not limited to (1) a one-year non-compete covenant; (2) a two-year non-solicitation covenant; (3) a non-disparagement covenant; (4) confidentiality clauses prohibiting the disclosure of confidential information and the existence of the separation agreement and release and waiver of claims; (5) an agreement to cooperate in any current or future legal matters relating to activities or matters occurring during such employee’s term of employment; and (6) the release of any and all claims that such employee may have against us.

No benefits are payable under the Severance Plan if (1) the eligible key employee fails or refuses to return the separation agreement and release and waiver of claims; (2) the eligible employee voluntarily terminates his or her employment for any reason; (3) the eligible employee terminates as a result of (or grounds for termination existed at the time of termination by reason of the following) (i) misconduct; (ii) violation of Company rules, policies or practices; or (iii) poor performance; or (4) death, disability or failure to return after an approved leave of absence.

In connection with his resignation in March 2019, Mr. Reilly was not entitled to receive any benefits under the Severance Plan.

Mr. Manby

Pursuant to the Manby Employment Agreement, in the event of a termination of Mr. Manby’s employment by the Company without “cause” (as defined in the Manby Employment Agreement) or by him for “good reason” (as defined in the Manby Employment Agreement), subject to his execution of a general release of claims in favor of the Company, Mr. Manby was entitled to receive: (x) a lump sum cash payment equal to three times the sum of his base salary and target annual bonus, (y) full accelerated vesting of the one-time grant of 249,875 shares of restricted stock (the “Manby Sign-On Restricted Stock Grant”) and the one-time grant of 1,089,324 stock options (the “Manby Sign-On Option Grant”) he received in connection with the commencement of his employment pursuant to the Manby Employment Agreement and (z) subject to his election of COBRA continuation coverage, for a period of 36 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage.

In connection with his departure in February 2018, Mr. Manby received (x) a lump sum cash payment equal to three times the sum of his base salary and target annual bonus ($6,600,000), (y) full accelerated vesting of the Manby Sign-On Restricted Stock Grant and Manby Sign-On Option Grant ($1,966,524) and (z) for a period of 36 months following his termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage ($29,933).

Pursuant to the Manby Employment Agreement, Mr. Manby is subject to non-competition and non-solicitation covenants for a period of (i) 36 months, (ii) an indefinite confidentiality covenant, and (iii) the Company and Mr. Manby are subject to indefinite mutual non-disparagement covenants.

Mr. Roddy

Pursuant to the Roddy Employment Agreement, in the event of a termination of Mr. Roddy’s employment by the Company without “cause” (as defined in the Roddy Employment Agreement) or by him for “good reason” (as defined in the Roddy Employment Agreement), subject to his execution of a general release of claims in favor of the Company, Mr. Roddy was entitled to receive: (i) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus, (ii) full accelerated vesting of the one-time grant of restricted shares of common stock of the Company with a grant date fair value equal to $1,800,000 (the “Roddy Sign-On Restricted Stock Grant”) which was scheduled to vest in four equal annual installments over the first four anniversaries of the date of grant and (iii) subject to his election of COBRA continuation coverage, for a period of 24 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage.

In connection with his departure in June 2018, Mr. Roddy received (x) the lump sum cash payment equal to two times the sum of his base salary and target annual bonus ($1,512,000), (y) accelerated vesting of the Roddy Sign-on Restricted Stock Grant ($1,292,434) and (z) for a period of 24 months following his termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage ($32,538).

Pursuant to the Roddy Employment Agreement, Mr. Roddy is subject to (i) non-competition covenants and non-solicitation covenants for that apply for a period of 24 months following the termination of his employment, (ii) an indefinite confidentiality covenant, and (iii) the Company and Mr. Roddy are subject to indefinite mutual non-disparagement covenants.

Mr. Esparza

Pursuant to the Esparza Employment Agreement, in the event of a termination of Mr. Esparza’s employment by the Company without “cause” (as defined in the Esparza Employment Agreement) or by him for “good reason” (as defined in the Esparza Employment Agreement), subject to his execution of a general release of claims in favor of the Company, Mr. Esparza was entitled to receive: (i) a lump sum cash payment equal to two times the sum of his base salary and target annual bonus, (ii) full accelerated vesting of the grant of restricted shares of common stock of the Company with a grant date fair value equal to $2,250,000 (the “Esparza Sign-On Restricted Stock Grant”) which was scheduled to vest in four equal annual installments over the first four anniversaries of the date of grant and an option to acquire shares of Company Stock at an exercise price per share equal to the fair market value of such shares on the date of grant with a grant date fair value equal to $1,000,000 based on a Black-Scholes calculation which will was schedule to vest in four equal annual installments over the first four anniversaries of the date of grant (the “Esparza Sign-On Option Grant”), and (iii) subject to his election of COBRA continuation coverage, for a period of 24 months following the termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage.

In connection with his departure in March 2018, Mr. Esparza received (i) the lump sum cash payment equal to two times the sum of his base salary and target annual bonus ($1,170,000), (ii) accelerated vesting of the Esparza Sign-on Restricted Stock Grant ($923,570), (iii) accelerated vesting of the Esparza Sign-on Option Grant ($499,998) and (iv) for a period of 24 months following his termination, a monthly cash payment equal to the difference between the monthly COBRA premium and the monthly contribution paid by active employees for the same coverage ($32,497).

Pursuant to the Esparza Employment Agreement, Mr. Esparza is subject to (i) non-competition covenants and non-solicitation covenants for a period of 24 months following the termination of his employment by the Company, (ii) an indefinite confidentiality covenant, and (iii) the Company and Mr. Esparza are subject to indefinite mutual non-disparagement covenants.

Treatment of Long-Term Incentive and Equity Awards upon Termination or Change in Control

Stock options and time-vesting awards. Upon a termination of an executive’s employment by the Company without cause or a termination due to the executive’s death or disability, in each case within 12 months following a change in control, all unvested stock option and time-vesting share or unit awards will immediately vest and become exercisable. In addition, generally upon a termination due to the executive’s death or disability, other than within 12 months following a change in control, or “qualified retirement” (as defined in the applicable award agreement), a pro-rata portion of the next installment of such awards will immediately vest. If the executive’s employment terminates for any other reason other than as described above, all unvested stock options and time-vesting shares will be forfeited.

Performance-vesting shares. Upon a change in control during the performance period, the number of performance-vesting shares that are eligible to vest will generally be determined based on actual performance through that date (and, to the extent actual performance is unable to be calculated, at target performance) (the “Actual Performance Factor”) and such number of performance-vesting shares will vest at the end of the performance period subject only to the executive’s continued employment through such date. Generally upon (1) a termination of an executive’s employment by the Company without cause or termination due to the executive’s death or disability, in each case within 12 months following a change in control, the performance-vesting shares will vest based on the Actual Performance Factor; and (2) a termination due to the executive’s death or disability, other than within 12 months following a change in control, or “qualified retirement” (as defined in the applicable award agreement), a pro-rata portion of the performance-vesting shares will immediately vest based on the Actual Performance Factor. If the executive’s employment terminates for any reason other than as described above, all unvested performance-vesting shares will be forfeited.

CEO Pay Ratio

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to determine and disclose the pay ratio of our Chief Executive Officer to that of our median employee. As set forth below, our Chief Executive Officer to median employee pay ratio is 184 to 1.

•	the median employee had 2018 annual total compensation of $9,528; and

•

the annual total compensation of our Chief Executive Officer, as reported in the 2018 Summary Compensation Table above and annualized as though Mr. Reilly served as our Chief Executive Officer for the full year, was $1,750,825.

For 2018, we used the same median employee that was identified in 2017 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. In 2017, we identified the median employee by examining the 2017 total taxable wages for all of our employees, excluding our CEO, who were employed by us on November 27, 2017. We included all employees, whether employed on a full-time, part-time or seasonal basis. Total 2017 taxable wages, which information we obtained from our internal payroll records, included 2017 base salary paid to date, actual annual bonus paid in 2017 for 2016 performance (if any) and the fair value of all equity awards granted during 2017 consistent with ASC Topic 718. For our permanent full-time and part-time employees, base wages were annualized for those employees who joined the Company in 2017. No normalization adjustments were made for our seasonal part-time employees.

As permitted under Item 402(u), we selected Mr. Reilly, who was appointed Interim Chief Executive Officer in February 2018 and served in that capacity for the remainder of 2018, as Interim Chief Executive Officer. We annualized Mr. Reilly’s compensation as though he served as Chief Executive Officer for the full 2018 fiscal year.

We calculated annual total compensation for the median employee identified in 2017 for the full 2018 fiscal year using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table elsewhere in this Proxy Statement. Mr. Reilly’s annual total compensation set forth above varies from his total compensation amount reported in the Summary Compensation Table because we have annualized his compensation as if he served as our Chief Executive Officer for the full year. We believe the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Director Compensation for Fiscal 2018

The following table summarizes all compensation for our non-employee directors for fiscal year 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Ronald Bension(2)	103,000	100,775	203,775
William Gray(3)	102,208	100,775	202,983
Yoshikazu Maruyama(4)	195,000	100,775	295,775
Thomas Moloney(5)	125,805	100,775	226,580
Donald C. Robinson(6)	127,321	100,775	228,096
Scott I. Ross(7)	83,000	100,775	183,775
Deborah M. Thomas(8)	90,000	100,775	190,775
Yongli Wang(9)	60,000	100,775	160,775

(1)

Amounts included in this column reflect the aggregate grant date fair value of deferred stock units granted during fiscal year 2018, calculated in accordance with ASC Topic 718. The grant date fair value of the deferred stock units utilizing the closing price on the date of grant was $119,987. As of December 31, 2018, each non-employee director owned 5,752 unvested deferred stock units. The aggregate number of shares of unvested restricted stock owned by our non-employee directors at December 31, 2018 was as follows: Mr. Bension, 1,928 shares of unvested restricted stock; Mr. Maruyama, 5,847 shares of unvested restricted stock; Mr. Robinson, 2,540 shares of unvested restricted stock; Mr. Ross, 7,148 shares of unvested restricted stock; and Mr. Wang, 5,847 shares of unvested restricted stock.

(2)

In addition to an annual retainer of $60,000, Mr. Bension also received (a) a fee of $15,000 for his service as a member of the Audit Committee; (b) a fee of $10,000 for his service as a member of the Nominating and Corporate Governance Committee; (c) a fee of $10,000 for his service as a member of the Revenue Committee; and (d) a fee of $8,000 for his service on a special committee.

(3)

In addition to an annual retainer of $60,000, Mr. Gray also received (a) a fee of $10,000 for his service as a member of the Compensation Committee; (b) a fee of $10,000 for his service as a member of the Nominating and Corporate Governance Committee; (c) a pro-rated fee of $4,208 for his service as Chairperson of the Regulatory and Governmental Affairs Committee for portions of calendar year 2018; (d) a fee of $10,000 for his services as a member of the Revenue Committee; and (e) a fee of $8,000 for his service on a special committee.

(4)	In addition to an annual retainer of $180,000 for serving as Chairman of the Board, Mr. Maruyama also received $15,000 for his service as Chairman of the Revenue Committee.

(5)

In addition to an annual retainer of $60,000, Mr. Moloney received (a) a fee of $15,000 for his service as a member of the Audit Committee; (b) a fee of $15,000 for his service as Chairperson of the Compensation Committee; (c) a pro-rated fee of $2,806 for his services as a member of the Regulatory and Governmental Affairs Committee; (d) a fee of $20,000 for his service on a special committee; and (e) a fee of $13,000 for his service on another special committee.

(6)

In addition to an annual retainer of $60,000, Mr. Robinson received (a) a fee of $25,000 for his service as independent Lead Director; (b) a fee of $15,000 for his service as Chairperson of the Nominating and Corporate Governance Committee; (c) a fee of $10,000 for his service on the Revenue Committee; and (d) a fee of $17,321 for his service as Chairperson of a special committee.

(7)	In addition to a retainer of $60,000, Mr. Ross received (a) a fee of $10,000 for his service as a member of the Revenue Committee and (b) a fee of $13,000 for his service on a special committee.

(8)

In addition to an annual retainer of $60,000, Ms. Thomas received (a) a fee of $20,000 for service as Chairperson of the Audit Committee; and (b) a fee of $10,000 for her service as a member of the Compensation Committee.

(9)	Mr. Wang received an annual retainer of $60,000.

Outside Director Compensation Policy

Cash Compensation

Under the Outside Director Compensation Policy, each non-employee director received annual cash retainers for service in 2018 to the extent they served in the following positions:

Position	Annual Cash Retainer
Chairperson of the Board of Directors	$180,000
Member of the Board of Directors other than the Chairperson of the Board of Directors	$60,000
Lead Director	$25,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Nominating and Corporate Governance Committee Chairperson	$15,000
Regulatory and Governmental Affairs Committee Chairperson*	$15,000
Revenue Committee Chairperson	$15,000
Special/Ad Hoc Committee Chairperson	$20,000
Audit Committee Member	$15,000
Compensation Committee Member	$10,000
Nominating and Corporate Governance Committee Member	$10,000
Regulatory and Governmental Affairs Committee Member*	$10,000
Revenue Committee Member	$10,000
Special/Ad Hoc Committee Member	$15,000

*	The Regulatory and Governmental Affairs Committee was disestablished on April 11, 2018.

Equity Compensation

On April 11, 2018, based on the recommendation of the Compensation Committee, our Board of Directors amended, the Outside Director Compensation Policy to provide that equity awards to non-employee directors will take the form of deferred stock units (“DSUs”) rather than restricted stock. Each DSU awarded to non-employee directors represents the right to receive one share of our common stock in the future. The DSUs will be paid out beginning one year after the non-employee director leaves the Board, or, if earlier, upon the death of the director. Our Board of Directors did not make any other changes to the amount and types of compensation that will be provided to our non-employee directors for service in 2018 under the Outside Director Compensation Policy.

In 2018, non-employee directors were eligible to receive all types of equity awards (except incentive stock options) under our 2017 Omnibus Incentive Plan including discretionary awards not covered under the Outside Director Compensation Policy. The Outside Director Compensation Policy provided in 2018 that upon election or appointment of a non-employee director to our Board of Directors, such non-employee director would be granted an initial award of DSUs (and prior to April 11, 2018, RSUs) under the 2017 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2017 Omnibus Incentive Plan) equal to $120,000. The Outside Director Compensation Policy also provided in 2018 that on the date of each annual meeting of stockholders, each non-employee director would be granted an annual award of DSUs (and prior to April 11, 2018, RSUs) under the 2017 Omnibus Incentive Plan having a Fair Market Value (as defined in the 2017 Omnibus Incentive Plan) equal to $120,000. For each initial award and annual award granted prior to June 15, 2016, the awards will vest in three equal installments, with one-third vesting on each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service on the Board through each such vesting date.

In accordance with our Amended and Restated Outside Director Compensation Policy, each annual equity award granted to our non-employee directors on or after the June 15, 2016 Annual Meeting will vest 100% on the day before the next Annual Meeting of Stockholders of the Company occurring after the date of grant, subject to the non-employee director’s continued service through such date.

Notwithstanding the vesting schedule described above, the vesting of all equity awards granted to a non-employee director in 2018 will vest in full upon a “change in control” (as defined in the 2017 Omnibus Incentive Plan).

Stock Ownership Guidelines

In order to align directors and stockholder interests, the Company adopted stock ownership guidelines for our directors in 2014. In March 2015, the Company modified its stock ownership guidelines to provide that each director is required to hold shares of common stock with a value at least equal to five (5) times the director’s annual cash retainer. If a director is not in compliance with the stock ownership guidelines, the director is required to maintain ownership of at least 50% of the net after-tax shares acquired from the Company pursuant to any equity-based awards received from the Company, until such individual’s stock ownership requirement is met. This retention requirement only applies to net after-tax shares acquired from the Company after the date of initial adoption of the stock ownership guidelines. Because an individual covered by the stock ownership guidelines must retain a percentage of net after-tax shares acquired from Company equity-based awards until such individual satisfies the specified guideline level of ownership, there is no minimum time period required to achieve the specified guideline level of ownership. The Company also has stock ownership guidelines applicable to executives. See “Executive Compensation—Executive Compensation Governance Practices—Stock Ownership Guidelines.”

OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of April 15, 2019 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

As of April 15, 2019, there were 84,191,420 shares of our common stock outstanding.

Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
ZHG(1)	19,452,063	23.1%
Hill Path Capital LP(2)	13,991,306	16.6%
The Vanguard Group(3)	6,354,676	7.5%
BlackRock, Inc.(4)	4,478,004	5.3%
Directors and Named Executive Officers:
Gustavo (Gus) Antorcha(5)(6)	—	—
John T. Reilly(7)	99,782	*
Marc G. Swanson(5)(7)	164,013	*
G. Anthony (Tony) Taylor(5)(7)	301,394	*
Walter Bogumil(5)(6)	2,655	*
Dr. Christopher (Chris) Dold(5)(7)	67,079	*
Joel K. Manby	1,990	*
Jack Roddy	37,820	*
Anthony Esparza	50,000	*
Ronald Bension(8)	12,812	*
William Gray(8)	28,072	*
Yoshikazu Maruyama(8)	8,771	*
Thomas E. Moloney(8)(9)	27,920	*
Donald C. Robinson(8)	14,648	*
Scott Ross(8)	10,723	*
Deborah M. Thomas(8)	28,109	*
Yongli Wang(8)	7,893	*
All current directors and executive officers as a group (14 persons)(5)(6)(7)(10)	719,414	0.9%

*	Less than 1%.
(1)

Based on a Schedule 13D filed with the SEC on May 18, 2017, reporting shared voting power and shared investment power over 19,452,063 shares of our common stock held by Sun Wise (UK) Co., Ltd (“ZHG”); Sun Wise Oriented (HK) Co., Limited (“SWHK”); Tianjin Sun Wise Oriented Assets Management Limited

(“Tianjin”); Zhonghong Zhuoye Group Co., Ltd (“ZHG Group”) and Wang Yonghong. Wang Yonghong is the sole shareholder of ZHG Group. ZHG Group directly and indirectly owns 100% of the shares of Tianjin. Tianjin is the sole shareholder of SWHK. SWHK is the sole shareholder of ordinary shares in ZHG.

The address of each of Wang Yonghong and each of the other entities listed in this footnote is c/o Zhonghong Zhuoye Group Co. Ltd, Building No. 8, Eastern International, No. 1, Ciyunsi, Chaoyang District, Beijing, China 100025.

Mr. Maruyama and Mr. Wang are Board nominees of ZHG Group, but disclaim beneficial ownership of the shares beneficially owned by ZHG Group.

(2)

Hill Path Capital LP (“Hill Path”) owns 13,991,306 shares of our common stock and certain affiliated entities as follows: 5,885,065 shares of our common stock held by Hill Path Capital Partners LP (“Hill Path Capital”); 176,201 shares of our common stock held by Hill Path Capital Co-Investment Partners LP (“Hill Path Co-Investment”); 1,334,162 shares of our common stock held by Hill Path Capital Partners-H LP (“Hill Path H”); 6,109,962 shares of our common stock held by Hill Path Capital Partners Co-Investment E LP (“Hill Path E”); 402,016 shares of our common stock held by Hill Path Capital Partners Co-Investment E2 LP (“Hill Path E2”); and 83,900 shares of our common stock held by Hill Path Capital Partners Co-Investment S LP (“Hill Path S”). Hill Path Capital Partners GP LLC (“Hill Path GP”) is the general partner of each of Hill Path Capital, Hill Path Co-Investment and Hill Path H. Hill Path Capital Partners E GP LLC (“Hill Path E GP”) is the general partner of each of Hill Path E and Hill Path E2. Hill Path Capital Partners S GP LLC (“Hill Path S GP”) is the general partner of Hill Path S. Hill Path Investment Holdings LLC (“Hill Path Investment Holdings”) is the managing member of each of Hill Path GP, Hill Path E GP and Hill Path S GP. Hill Path is the investment manager of each of Hill Path Capital, Hill Path Co-Investment, Hill Path H, Hill Path E, Hill Path E2 and Hill Path S. Hill Path Holdings LLC (“Hill Path Holdings”) is the general partner of Hill Path. Scott I. Ross is the managing partner of each of Hill Path Investment Holdings, Hill Path and Hill Path Holdings.

Amount reported in the table above excludes 3,575 shares of our common stock, 7,148 shares of unvested restricted stock and 5,752 DSUs held directly by Mr. Ross.

Mr. Ross disclaims beneficial ownership of the shares beneficially owned by the Hill Path entities except to the extent of his pecuniary interest therein.

The address of the Hill Path entities and Mr. Ross is 150 East 58th Street, 32nd Floor, New York, New York 10155.

(3)

Information regarding The Vanguard Group (“Vanguard Group”) is based solely on a Schedule 13G/A filed by Vanguard Group with the SEC on February 13, 2019. Vanguard Group reported sole voting power with respect to 116,799 shares, shared voting power with respect to 9,615 shares, sole investment power with respect to 6,234,172 shares and shared investment power with respect to 120,504 shares. The address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G filed by BlackRock with the SEC on February 8, 2019. BlackRock reported sole voting power with respect to 4,240,548 shares and sole investment power with respect to 4,478,004 shares. The address of BlackRock is 55 East 52nd Street, New York, NY, 10055.

(5)

Does not include performance vesting restricted stock units held by officers and received as part of their equity compensation as follows: Mr. Antorcha, 287,924 RSUs; Mr. Swanson, 47,987 RSUs; Mr. Taylor, 66,177 RSUs; Mr. Bogumil 49,207 RSUs; Dr. Dold, 34,276 RSUs; and other officers, 16,087 RSUs.

(6)	Does not include time vesting restricted stock units held by officers and received as part of their equity compensation as follows: Mr. Antorcha, 38,389 RSUs; and Mr. Bogumil, 110,717 RSUs.
(7)

Includes shares of the Company’s common stock issuable upon the exercise of options exercisable on or within 60 days after April 15, 2019, as follows: Mr. Reilly, 40,344 shares; Mr. Swanson, 42,347 shares; Mr. Taylor, 103,239 shares; Dr. Dold, 15,161 shares; and other officers, 8,741 shares.

(8)	Does not include DSUs granted to each director for the equity portion of their 2018 compensation of 5,752 DSUs.

(9)	Consists of (i) 6,000 shares of common stock held jointly by Mr. Moloney and his spouse and (ii) 21,920 shares of common stock held individually by Mr. Moloney.
(10)	Represents ownership by all current directors and executive officers. Messrs. Reilly, Manby, Roddy and Esparza are former executives.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and written representations from our executive officers, and directors, we believe that our executive officers, directors, Hill Path and ZHG complied with all Section 16(a) filing requirements during 2018 except that John T. Reilly, Chief Operating Officer, did not timely file a Form 4 for an equity award grant by the Company in March, 2018 but such Form 4 was subsequently filed.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests and/or improper valuation (or the perception thereof). In connection with our initial public offering, our Board of Directors adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under this policy:

•

any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by a committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•

any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•

management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the NYSE and the Code of Business Conduct and Ethics.

ZHG Stockholders’ Agreements

In connection with the acquisition by an affiliate of ZHG Group and ZHG, of approximately 21% of the outstanding shares of common stock of the Company (the “Sale”) from certain funds affiliated with The Blackstone Group L.P., the Company entered into a stockholders agreement with ZHG (and with ZHG Group for purposes of the standstill provision only) (the “ZHG Stockholders Agreement”). Under the ZHG Stockholders Agreement, for so long as ZHG owns at least 20% of the Company’s outstanding common stock, it will have the right to designate two directors to the Company’s Board. After the resignation or other removal of either of the Initial ZHG designees, unless otherwise determined by the Board, at least one of the two ZHG director designees will be required to (i) meet the independence standards of the New York Stock Exchange with respect to the Company and (ii) not have been, for three (3) years prior to appointment, an employee, director or officer of, or consultant to, ZHG or any of its affiliates. Each of ZHG’s director designees must be reasonably satisfactory to the Nominating and Corporate Governance Committee of the Company’s Board of Directors. ZHG’s right to designate directors decreases to one director if ZHG’s ownership falls below 20% of the Company’s common stock and such right terminates if ZHG’s ownership falls below 10% of the Company’s common stock, in each case subject to certain exceptions. Each ZHG designee that meets the independence standards of the New York Stock Exchange will be entitled to serve on at least one standing committee of the Company’s Board of Directors, as determined by the Nominating and Corporate Governance Committee of the Company’s Board of Directors. Currently, Mr. Maruyama and Mr. Wang nominated by ZHG serve on our Board of Directors.

The ZHG Stockholders Agreement generally requires ZHG to vote all of its shares in excess of 15% of the total outstanding shares of the Company in the same proportion as the shares owned by other stockholders are voted on all matters, except as follows: (i) in elections of directors, ZHG is required to vote all of its shares up to 15% of the total outstanding shares of the Company in favor of each of the nominees of the Company’s Board of Directors and may vote its shares in excess of 15% of the total outstanding shares of the Company either affirmatively in favor of the nominees of the Company’s Board of Directors or in the same proportion as the shares owned by other stockholders are voted; (ii) for two years after May 8, 2017, the closing of the Sale, in third party acquisitions of the Company where the consideration is less than or equal to $23.00 per share, ZHG may vote all of its shares as it chooses; and (iii) in the case of any charter or bylaw amendment which adversely affects ZHG disproportionally as compared to other stockholders, an issuance of more than 20% of the Company’s outstanding shares (other than in connection with an acquisition) at a below-market price, or an acquisition of the Company by ZHG, ZHG may vote all of its shares as it chooses. In a third party tender offer approved by the Board of Directors (except for two years after May 8, 2017, in a third party tender offer where the consideration is less than or equal to $23.00 per share), ZHG will be required to tender its shares in excess of 15% of the total outstanding shares of the Company in the same proportion as shares held by non-ZHG holders are tendered.

Under the ZHG Stockholders Agreement, ZHG is generally not permitted to transfer shares of the Company’s common stock for two years after May 8, 2017 without the approval of the Company’s Board of Directors, with limited exceptions. After the expiration of the two-year period following May 8, 2017, ZHG is restricted from selling its shares of the Company’s common stock to certain competitors of the Company and to significant stockholders. The ZHG Stockholders Agreement also includes a customary standstill provision.

The ZHG Stockholders Agreement will terminate when ZHG and its affiliates, in the aggregate, hold less than 5% of the Company’s common stock.

Hill Path Agreements

On November 5, 2017, the Company and Hill Path Capital LP (“Hill Path”) entered into a Cooperation Agreement (the “Cooperation Agreement”) and certain related agreements. Pursuant to the Cooperation Agreement, on November 5, 2017, the Board appointed a designee from Hill Path, Scott I. Ross (the “Designee”), to the Board and the recently created Revenue Committee, immediately following the execution of the Cooperation Agreement. Under the terms of the Cooperation Agreement, the Company paid Hill Path $500,000 during the fourth quarter of 2017 to reimburse for fees and expenses incurred in connection with the negotiation and execution of the Cooperation Agreement.

On November 5, 2017, the Company also entered into an Undertaking Agreement (the “Undertaking Agreement”) which permits the Designee to provide information to certain personnel of Hill Path and certain of Hill Path’s advisors as described therein. The undertakings of Hill Path and the Designee pursuant to the Undertaking Agreement are effective for 12 months following the date on which there is no director serving on the Board who is designated by Hill Path. The Company also entered into a side letter with Hill Path that provides if it obtains any requisite Board approval or the consent of ZHG, the Company will execute and deliver to Hill Path a form of registration rights agreement (the “Registration Rights Agreement”). The Registration Rights Agreement will provide that following the date that is one day after the expiration of the Company’s advance notice period for the nomination of directors at the 2018 Annual Meeting and provided that Hill Path has not submitted any nominations for the election of directors in accordance with the Company’s advance notice period as set forth in the Company’s Second Amended and Restated Bylaws, the Hill Path entities will have limited shelf registration rights with respect to their common stock (including certain demand underwritten offering rights and piggyback registration rights). The Registration Rights Agreement also will require the Company to pay certain expenses relating to such registration and indemnify the Hill Path entities against certain liabilities under the Securities Act of 1933, as amended.

ZHG Registration Rights Agreements

In connection with the Sale, the Company also entered into a registration rights agreement (the “ZHG Registration Rights Agreement”) with ZHG. The ZHG Registration Rights Agreement provides that, subject to the transfer restrictions set forth is the ZHG Stockholders Agreement, ZHG will have customary “demand” and “piggyback” registration rights. The ZHG Registration Rights Agreement also provides that we will pay certain expenses of ZHG relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Concept Development and Design Agreements

In connection with the Sale, Sea Holdings I, LLC, a wholly-owned subsidiary of the Company, and Zhonghong Holding Co., Ltd. (“Zhonghong Holding”), an affiliate of ZHG Group, entered into a Park Exclusivity and Concept Design Agreement (the “ECDA”) and a Center Concept and Preliminary Design Agreement (the “CDSA” and(collectively with the ECDA, the “ZHG Agreements”). Under the terms of the ECDA, the Company was to work with Zhonghong Holding and a top theme park design company, the Hettema Group, to create and produce the concept designs and development analysis for theme parks, water parks and interactive parks in China. Under the terms of the CDSA, the Company was to provide guidance, input, and expertise relating to the initial strategic planning, concept and preliminary design of Zhonghong Holding’s family entertainment and other similar centers. In exchange for providing services under the ZHG Agreements, the Company recorded revenue of approximately $5.1 million in 2018.    As of December 31, 2018, a receivable related to the ZHG Agreements of approximately $1.5 million was recorded on the Company’s consolidated balance sheet. In April 2019, the Company terminated the ZHG Agreements for non-payment of undisputed amounts owed under the Agreements. The Company expects to record approximately $1.7 million in revenue during the first quarter of 2019, which relates to non-refundable amounts which were received from ZHG prior to the termination under the terms of the ZHG Agreements.

Repurchase of Securities

As market conditions warrant, we and our major stockholders, including ZHG and its affiliates, may from time to time, depending upon market conditions, seek to repurchase our debt securities or loans in privately negotiated or open market transactions, by tender offer or otherwise.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

If any stockholder wishes to propose a matter for consideration at our 2020 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, SeaWorld Entertainment, Inc., 6240 Sea Harbor Drive, Orlando, FL 32821. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2020 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 27, 2019. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

In addition, our bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2020, you must submit a timely notice in accordance with the procedures described in our bylaws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2020, such a proposal must be received on or after February 12, 2020, but not later than March 14, 2020. In the event that the date of the Annual Meeting of Stockholders to be held in 2020 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2020 and not later than the 90th day prior to such Annual Meeting of Stockholders to be held in 2020 or 10 calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws. The proxy solicited by the Board for the 2020 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of the proxy statement and annual report by contacting G. Anthony (Tony) Taylor, 9205 South Park Center Loop, Suite 400, Orlando, Florida 32819, (407) 226-5011.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

G. Anthony (Tony) Taylor

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.seaworldentertainment.com) and click on “SEC Filings” under the “Investor Relations” heading.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2018, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:

Corporate Secretary

SeaWorld Entertainment, Inc.

9205 South Park Center Loop, Suite 400

Orlando, Florida 32819

SEAWORLD ENTERTAINMENT, INC. 9205 SOUTH PARK CENTER LOOP SUITE 400 ORLANDO, FL 32819

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

To Attend The Meeting - Go to www.virtualshareholdermeeting.com/SEAS2019 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by June 11, 2019 to be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E67499-P21353	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEAWORLD ENTERTAINMENT, INC.
The Board of Directors recommends you vote “FOR” the following proposals:

1.	To elect the seven director nominees.	For	Against	Abstain

Nominees:
	1a. Gustavo Antorcha	☐	☐	☐
	1b. Ronald Bension	☐	☐	☐
	1c. William Gray	☐	☐	☐
	1d. Yoshikazu Maruyama	☐	☐	☐
	1e. Thomas E. Moloney	☐	☐	☐
	1f. Scott I. Ross	☐	☐	☐
	1g. Yongli Wang	☐	☐	☐
						For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.					☐	☐	☐
3.	Approval, in a non-binding advisory vote, of the compensation paid to the named executive officers.					☐	☐	☐
Note: To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on Wednesday, June 12, 2019:

The Proxy Statement and 2018 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2018, are available at www.proxyvote.com.

E67500-P21353

SEAWORLD ENTERTAINMENT, INC.

Annual Meeting of Stockholders

June 12, 2019 11:00 AM, EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marc G. Swanson, G. Anthony (Tony) Taylor and Harold Herman, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SEAWORLD ENTERTAINMENT, INC. held of record by the stockholder(s) at the close of business on April 15, 2019 that the stockholder(s) is/are entitled to vote if personally present on all other matters properly coming before the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 12, 2019, at www.virtualshareholdermeeting.com/SEAS2019, and any adjournment or postponement thereof. The stockholder(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The stockholder(s) hereby revoke(s) all proxies heretofore given by the stockholder(s) to vote at the Annual Meeting and any adjournment or postponements thereof.

If you just sign and submit your proxy card without voting instructions, these shares will be voted “FOR” each director nominee listed herein, and “FOR” the other proposals as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.

This proxy, when properly executed, will be voted in the manner directed herein. If the proxy is signed and no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side